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                                                                    EXHIBIT 4.27

                                                                  EXECUTION COPY

                              INVESTMENT AGREEMENT

                                    STEPMIND

AMONG THE UNDERSIGNED:

-  MR. ANDRE JOLIVET,

   a French national, born on July 4, 1962, in Quimper, France, residing at 47 rue Henri Tariel, 92130 Issy les Moulineaux, France,

-  MR. ALAIN JOLIVET,

   a French national, born on April 14, 1949, in Plogastel Saint-Germain, France, residing at 1 rue du General Gouraud, 92190 Meudon, France,

                        (hereinafter collectively referred to as the "FOUNDERS")

-  REMOTE REWARD SAS,

   a French societe par actions simplifiee with a share capital of EUR 90,481,410, with its registered office at 4 ter rue de l'Ouest, 92100 Boulogne, registered in the Commercial Registry under the number 433458304 RCS Nanterre, represented by Mr. Andre Jolivet, in his capacity as President,

                                                  (hereinafter "REMOTE REWARD"),

   AND

- AGF INNOVATION 3, AGF INNOVATION 4, AGF INNOVATION 5, fonds communs de placement dans l'innovation,

   each represented by its managing company, AGF PRIVATE EQUITY, a French societe par actions a directoire et conseil de surveillance with a share capital of Euros 1,000,000, with its registered office at 11, rue Scribe, BP 293, 75425 Paris Cedex 09, registered in the Commercial Registry under the number 414 735 175 RCS Paris, duly empowered to so represent each such entity, itself represented by Mr. Guillaume Lautour, duly empowered for the purpose hereof,

                                                         (hereinafter "AGF PE"),

-  MIGHTY WEALTH GROUP LIMITED,

   an international business company incorporated in the British Virgin Islands, with a share capital of USD 50,000, with its registered office at Palm Grove House, P.O. Box 438, Road Town, Tortola, BVI, registered under the number 565041, represented by Mr. Tony Cheung, in his capacity as Director,

                                                           (hereinafter "MWGL"),

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-  NAM TAI ELECTRONICS INC.

   a company incorporated in the British Virgin Islands, under registration number 3805, with its registered office at McW. Todman & Co., McNamara Chambers, P.O. Box 3342, Road Town, Tortola, British Virgin Islands, represented by Mr. Joseph Li, in his capacity as chief executive officer,

                                                        (hereinafter "NAM TAI"),

   (AGF PE, MWGL and Nam Tai are hereinafter collectively referred to as the
                                 "INVESTORS" and individually as an "INVESTOR"),


   (The Founders, Remote Reward and the Investors being hereinafter collectively referred to as the "PARTIES" and individually as a "PARTY").

RECITALS:

1. STEPMIND is a French societe anonyme, with a registered capital of Euros 34,709,907.90, having its registered office at 4 ter, rue de l'Ouest, 92100 Boulogne, registered with the Registry of Commerce and Companies under number 432 237 949 RCS Nanterre (hereinafter the "COMPANY"). The Company was incorporated on June 19, 2000.

2. The Company is engaged primarily in the business of the design and development of baseband integrated circuits, radio frequency integrated circuits (transceivers), as well as system and protocol stacks that address Wide Area Networks (GSM/GPRS/EDGE) and Wireless Local Area networks (802.11a, 802.11b, 802.11g, hiperlan 2) standards.

3. On the date hereof, the Company's share capital consists of 6,463,670 shares, all of the same category, with a par value of Euros 5.37 each.

         Following the authorization by the Company's extraordinary shareholders' meeting dated June 19, 2002, the Board of Directors of the Company granted on June 19, 2002, November 26, 2002 and June 18, 2003, respectively, 915,471, 76,060 and 32,140 employee warrants (Bons de Souscription de Parts de Createur d'Entreprise) (the "EMPLOYEE WARRANTS"), 1,012,683 of which remain validly granted as of the date hereof.

         Set forth in EXHIBIT A is the allocation of the capital of the Company on a Fully Diluted basis (i) as of the date hereof and (ii) immediately prior to the completion of the First Capital Increase (as defined below).

4. The Board of Directors of the Company called on October 22, 2003 a general meeting, to be held on November 12, 2003, to decide on (i) a reduction in the share capital of a total amount of Euros 9,943,063.561 by reduction of the par value of the shares from Euros 5.37 to Euros
         3.8317 (to offset past losses of the Company) and on (ii) a reduction in the share capital of a total amount of Euros 24,702,207.64 by reduction of the par value of the shares from Euros 3.8317 to Euro 0.01 by allocation of such amount to a special "premium" account.

                                        2
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5.       Subject to the terms and conditions set forth in this Agreement and its
         Exhibits (the "AGREEMENT"), the Investors desire to participate in a total investment in the Company in two installments for an aggregate maximum amount of fifteen million one thousand six hundred eighty two Euros and fifty eight cents (EUR 15,001,682.58) in consideration for the subscription by the Investors for 3,858,678 ABSA Shares (as defined below) (the "INVESTMENT").

6. The Parties have executed on the date hereof a shareholders' agreement (the "SHAREHOLDERS' AGREEMENT") and Andre Jolivet, Remote Reward and the Investors have executed on the date hereof a representations and warranties agreement with respect to the Company's activity, assets and liabilities (the "REPRESENTATIONS AND WARRANTIES AGREEMENT"); the Shareholders' Agreement and the Representations and Warranties Agreement shall enter into force on the Closing Date (as defined below).

7. The purpose of this Agreement is to set forth the details and terms of the Investment, the conditions therefor, and the mutual covenants of the Parties with respect thereto.

NOW, THEREFORE, THE PARTIES HERETO AGREE:

ARTICLE 1 - DEFINITIONS

"ABSA SHARES":                      has the meaning ascribed thereto in Section
                                    2.1, and shall include reference to the ABSA
                                    Shares 1, the ABSA Shares 2 and/or the ABSA
                                    Shares 3, as the context requires.

"ABSA SHARES 1":                    has the meaning ascribed thereto in Section
                                    2.3.

"ABSA SHARES 2":                    has the meaning ascribed thereto in Section
                                    2.4.

"ABSA SHARES 3":                    has the meaning ascribed thereto in Section
                                    3.4.

"AGF PE":                           has the meaning ascribed thereto in the
                                    Preamble.

"AGREEMENT":                        has the meaning ascribed thereto in the
                                    recitals.

"BSPCE":                            has the meaning ascribed thereto in Section
                                    7.1.

"CLASS A SHAREHOLDERS":             means the holders of Class A Shares.

"CLASS A SHARES":                   means (i) the 6,463,670 existing ordinary
                                    shares of the Company and (ii) all the
                                    ordinary shares to be subscribed for by
                                    exercise of the Employee Warrants.

"CLASS B SHAREHOLDERS":             means the holders of Class B Shares.

"CLASS B SHARES":                   means (i) the new preferred shares to be
                                    issued in connection with the First and
                                    Second Capital Increases and (ii) the new

                                        3
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                                    preferred shares to be issued upon exercise
                                    of the Warrants, in each case having the rights and privileges described in the Shareholder Resolutions, as summarized in
                                    Section 2.2.2 below.

"CLOSING DATE":                     means the date on which the First Closing
                                    occurs.

"COMPANY":                          has the meaning ascribed thereto in the
                                    recitals of this Agreement.

"CONTRACTUAL
UNDERTAKING":                       has the meaning ascribed thereto in Article
                                    4.

"EMPLOYEE WARRANTS":                has the meaning ascribed to it in the
                                    recitals of this Agreement.

"ESCROW AGENT":                     has the meaning ascribed thereto in Section
                                    2.2.

"ESCROW AGREEMENT":                 has the meaning ascribed to it in Section
                                    2.2.

"EXTRAORDINARY
SHAREHOLDERS MEETING":              means the Extraordinary Shareholders Meeting
                                    of the Company contemplated by Section 3.1.

"FIRST CAPITAL INCREASE":           has the meaning ascribed thereto in Section
                                    2.1.

"FIRST CLOSING":                    has the meaning ascribed thereto in Section
                                    2.3.

"FOUNDERS":                         has the meaning ascribed thereto in the
                                    Preamble.

"FULLY DILUTED":                    refers to the capital of the Company, on an
                                    as-if-converted basis, i.e., assuming that all Securities giving right to a portion of the capital and/or voting rights of the Company have been exercised, except the Warrants or Warrants 2004.

"INVESTMENT":                       has the meaning ascribed thereto in the
                                    recitals of this Agreement.

"INVESTORS":                        has the meaning ascribed thereto in the
                                    Preamble.

"LIQUIDATION
PREFERENCE":                        has the meaning ascribed thereto in Section
                                    3.2.

"NET PROCEEDS OF
LIQUIDATION":                       has the meaning ascribed thereto in Section
                                    3.2.

"NOTICE":                           has the meaning ascribed thereto in Article
                                    13.

"OBJECTION PERIOD":                 means the twenty-day period following the
                                    filing of the minutes of the extraordinary shareholders meeting to be held on November
                                    12, 2003, referred to in paragraph 4 of the recitals

                                        4
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                                    and in Section 3(a), during which the
                                    creditors of the Company may challenge the second reduction in the share capital of the Company described Section 3(a).

"PARTIES":                          has the meaning ascribed thereto in the
                                    Preamble.

"PER SHARE VALUE":                  has the meaning ascribed thereto in Section
                                    3.3.

"REMOTE REWARD":                    has the meaning ascribed thereto in the
                                    Preamble.

"REPRESENTATIONS AND
WARRANTIES AGREEMENT":              has the meaning ascribed to it in the
                                    recitals of this Agreement.

"SECOND CAPITAL INCREASE":          has the meaning ascribed thereto in Section
                                    2.1.

"SECOND CLOSING DATE":              means, alternatively, (i) the date on which
                                    the ABSA Shares 2 shall be subscribed for and fully paid by the Investors, or (ii) the date on which the Warrants 2004 shall be exercised and the ABSA Shares 3 shall be subscribed for and fully paid by the Investors.

"SECURITY":                         any security or right, which at any time
                                    reflects a portion of the capital of the Company or which gives a right, immediately or in the future, by way of conversion, exchange, reimbursement or exercise of a coupon or in any other manner whatsoever, to the attribution, exchange or subscription to a security representing a portion of the capital or voting rights of the Company.

"SHAREHOLDER
RESOLUTIONS":                       has the meaning ascribed to it in Section
                                    3.1 of this Agreement.

"SHAREHOLDERS
AGREEMENT":                         has the meaning ascribed to it in the
                                    recitals of this Agreement.

"SHARES":                           means the outstanding shares of the Company
                                    as at the date hereof.

"TRANSACTION
DOCUMENTS":                         means this Agreement, the Shareholders'
                                    Agreement and the Representations and
                                    Warranties Agreement

"TRIGGERING
TRANSACTION":                       has the meaning ascribed thereto in Section
                                    3.3 of this Agreement.

"VALUATION CRITERIA":               has the meaning ascribed thereto in Section
                                    3.3.

"WARRANTS":                         has the meaning ascribed to it in Section
                                    2.3.

"WARRANTS 2004":                    has the meaning ascribed to it in Section
                                    2.3.

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ARTICLE 2 - TERMS AND CONDITIONS OF THE INVESTMENT

2.1      DESCRIPTION OF THE INVESTMENT

         On the terms and subject to the conditions of this Agreement, the Investors shall subscribe for an aggregate of 3,858,678 actions a bons de souscription d'actions ("ABSA SHARES").

         The Investment shall consist in two successive capital increases of the
         Company:

         - as described more fully in Section 2.3, and subject to the satisfaction of the conditions set forth in Article 4, a first increase in the Company's share capital in a total amount, issuance premium included, of seven million four hundred eighty eight thousand six hundred ninety three Euros and sixty cents (EUR 7,488,693.60) (the "FIRST CAPITAL INCREASE"), which will be completed on January 2, 2004; and

         - as described more fully in Section 2.4, a second increase in the Company's share capital in a total amount, issuance premium included, of seven million five hundred twelve thousand nine hundred eighty eight Euros and ninety eight cents (EUR 7,512,988.98) (the "SECOND CAPITAL INCREASE"), which will be completed on or before March 15, 2004. The Second Capital Increase will be (i) if any of the conditions set forth in Article 8 does not exist on February 23, 2004, pursuant to subscription by the Investors for the ABSA Shares 2, or (ii) if all of the conditions set forth in Article 8 exist on February 23, 2004, by exercise of the Warrants 4 and subscription by the Investors for the ABSA Shares 3.

         The proceeds of the Investment shall be used to fund the capital requirements of the Business Plan of the Company attached as EXHIBIT G hereto, as such Business Plan may be duly modified after the Closing by the Board of Directors of the Company, to fund the capital requirements of future Business Plans to be duly approved by the Board of Directors of the Company and generally to meet the cash requirements of the Company in the ordinary course.

         Set forth on EXHIBIT B is the allocation of the Company's share capital, on a Fully Diluted basis, (i) immediately following the consummation of the First Capital Increase and (ii) immediately following the consummation of the Second Capital Increase.

2.2      PAYMENTS IN ESCROW

         Each Investor undertakes to pay into escrow, on or before December 19, 2003 (or, if later, within two (2) business days after satisfaction of the conditions set forth in Sections 4(a) and (b)), its total maximum share of the Investment, pursuant to the terms of an escrow agreement (the "ESCROW AGREEMENT") to be executed among the Investors, the Company and HSBC, as the escrow agent thereunder (the "ESCROW AGENT"), such escrow agreement to be agreed upon between the Investors, the Company and the Escrow Agent. The amount to be so paid into escrow by each Investor is as follows:

         -  AGF Innovation 3: Euros 3,000,337;22,

         -  AGF Innovation 4: Euros 2,500,281

         -  AGF Innovation 5: Euros 1,000,112.40;

         -  MWGL: Euros EUR 4,250,475.98; and

         -  Nam Tai: Euros 4,250,475.98.

         The Escrow Agreement shall instruct the Escrow Agent as follows:

         - within two (2) business days after the date on which the Escrow Agent shall have received subscription forms from all of the Investors for the number of ABSA Shares 1 set forth opposite their names in Section 2.3, but not earlier than January 2, 2004, the Escrow Agent shall transfer to the Company's account opened for the purposes of the First Capital Increase the amounts held in escrow corresponding to the amount of the First Capital Increase and to the Company's regular account any interest earned thereon;

         - if the Escrow Agent has not received the subscription forms of all of the Investors on or before January 15, 2004, then the Escrow Agent shall transfer to each Investor its pro rata portion of the First Capital Increase and of the Second Capital Increase, together with the interest earned thereon (unless otherwise instructed by each Investor with respect to its portion thereof).

         The amounts held in escrow and corresponding to the amount of the Second Capital Increase shall be released by the Escrow Agent in accordance with Article 8 below.

2.3      THE FIRST CAPITAL INCREASE

         The First Capital Increase shall consist of 2,858,280 ABSA Shares (the "ABSA SHARES 1") per value of Euro 0.01, which shall be issued for a global subscription price of Euros 7,488,693.60, resulting in a global premium of Euros 7,460,110,80. The price per ABSA Share 1 shall be Euros 2.62, i.e. with a premium of Euros 2.61 per ABSA Share 1.

         Subject to the satisfaction of the conditions set forth in Article 4, each Investor agrees severally, and not jointly, to so subscribe for the number of ABSA Shares 1 for the subscription price set forth opposite such Investor's name below:

         - AGF Innovation 3: 571,656 ABSA Shares 1 for a price of Euros 1,497,738.72, AGF Innovation 4: 476,380 ABSA Shares 1 for a price of Euros 1,248,115.60 and AGF Innovation 5: 190,552 ABSA Shares 1, for a price of Euros 499,246.24;

         - MWGL: 809,846 ABSA Shares 1, for a total subscription price of Euros 2,121,796.52;

         - Nam Tai: 809,846 ABSA Shares 1, for a total subscription price of Euros 2,121,796.52.

         Each ABSA Share 1 shall consist of one Class B Share, with attached thereto:

         - one anti-dilution warrant as described under Article 3.3 below (the "WARRANTS");

         - and one additional warrant as described under Article 3.4 below (the "WARRANTS 2004").

         No Investor shall be bound to subscribe to its part of the ABSA Shares 1 as mentioned above in case of breach by any other Investor of its obligation to subscribe, as provided in Section 11.3 below.

         The closing of the subscription for the ABSA Shares 1 by the Investors (the "FIRST CLOSING") is subject to the satisfaction or waiver by the Investors of the conditions set forth in Article 4 below and shall occur on the later of (i) January 2, 2004 and (ii) the third business day following satisfaction, or waiver by the Investors, of the conditions set forth in Article 4 below. If the Closing has not occurred on or before January 15, 2004, then, as provided in Article 11 below, any Investor may terminate this agreement as to such Investor.

2.4      THE SECOND CAPITAL INCREASE

         The Second Capital Increase shall consist of 1,000,398 ABSA Shares (the "ABSA SHARES 2") par value of 0.01 Euro, which shall be issued for a global subscription price of Euros 7,512,988.98, resulting in a global premium of Euros 7,502,985.00. The price per ABSA Share 2 shall be Euros 7.51, i.e. with a premium of Euros 7.50 per ABSA Share 2.

         If any of the conditions set forth in Article 8 does not exist as determined pursuant to the procedure set forth in Article 8, each Investor agrees severally, and not jointly, to subscribe for the number of ABSA Shares 2 set forth opposite such Investor's name:

         - AGF Innovation 3: 200,080 ABSA Shares 2 for a price of Euros 1,502,600.80, AGF Innovation 4: 166,733 ABSA Shares 2 for a price of Euros 1,252,164.83 and AGF Innovation 5: 66,693 ABSA Shares 2 for a price of Euros 500,864.43;

         - MWGL: 283,446 ABSA Shares 2, for a total subscription price of Euros 2,128,679.46;

         - Nam Tai: 283,446 ABSA Shares 2, for a total subscription price of Euros 2,128,679.46.

         Each ABSA Share 2 shall consist of one Class B Share with one Warrant attached thereto.

         No Investor shall be bound to subscribe to its portion of the ABSA Shares 2 as mentioned above in case of breach by any other Investor of its obligation to subscribe, as provided in Section 11.3 below.

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ARTICLE 3 - CORPORATE ACTION

3.1      RESOLUTIONS

         Remote Reward and the Founders undertake to cause the Company to convene an Extraordinary Shareholders Meeting to be held on or prior to December 15, 2003 to approve the resolutions attached hereto as EXHIBIT C (the "SHAREHOLDERS RESOLUTIONS"), providing for the First Capital Increase and the Second Capital Increase, the creation of the Class B Shares, the Warrants and the Warrants 2004 comprising the ABSA Shares 1, the creation of the Class B Shares and the Warrants comprising the ABSA Shares 2, the waiver by the shareholders of the Company to their preferential rights to subscribe for the ABSA Shares 1 and for the ABSA Shares 2 and the Class B Shares to be issued upon exercise of the Warrants and the Warrants 2004 and the other matters set forth therein relating to the Investment and the terms and conditions thereof.

         The Founders shall inform the Investors as to the scheduled date of the Extraordinary Shareholders Meeting. At the Extraordinary Shareholders Meeting, the Founders and Remote Reward undertake to vote to approve the Shareholders Resolutions; provided, however, that such contractual obligation to vote in favor of the Resolutions shall not apply to the resolution therein concerning increase of the share capital of the Company to the benefit of employees of the Company.

3.2.     RIGHTS AND PRIVILEGES ATTACHED TO CLASS B SHARES

         As set forth in the Shareholders Resolutions, two categories of shares of the Company shall be created by the Extraordinary Shareholders Meeting, with the rights and privileges as more fully set forth therein, which are summarized as follows:

         All existing shares of the Company shall be converted into Class A Shares, and shares to be subscribed for upon exercise of the Employee Warrants shall be Class A Shares.

         The Class B Shares shall entitle their holders to receive a liquidation preference in case of winding-up of the Company (the "LIQUIDATION PREFERENCE"), pursuant to which any net proceeds of liquidation, after paying up all liabilities of the Company (except for the unpaid portion of any Shareholder Loans (as such term is defined in the Shareholders' Agreement)) and after reimbursement to all shareholders, regardless of their share category, of the nominal value of their shares (the "NET PROCEEDS OF LIQUIDATION"), shall be used to reimburse the Class B Shareholders in priority as set forth below, with the balance of the Net Proceeds of Liquidation to be distributed to Class A Shareholders pro-rata based on their respective shareholding interests; provided, however, that there shall be no Liquidation Preference if the Net Proceeds of Liquidation are greater than (i) twenty-nine million nine hundred sixty-six thousand and six hundred and seventy Euros (EUR 29,966,670) (if the ABSA Shares 2 are subscribed for by the Investors) or (ii) fourteen million nine hundred eighty-three thousand and three hundred and thirty-five Euros (EUR 14,983,335) (if the ABSA Shares 2 are not subscribed for by the Investors).

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         3.2.1    If the ABSA Shares 2 are subscribed for by the Investors, then the amount of the Liquidation Preference shall be calculated as follows:

         (a) if Net Proceeds of Liquidation are less than ten million Euros (EUR 10,000,000):

                  - then the Liquidation Preference payable to all Class B Shareholders shall be an amount Y, calculated in
                           Euros:

                           Y = X * 0.8

                                where X equals the Net Proceeds of Liquidation

                           and

                  - the Liquidation Preference payable to each Class B Shareholder shall be equal to an amount Z, calculated in Euros:

                           Z = (Y ) * (N/NB)

                           where N equals the number of Class B Shares held by such Class B Shareholder and NB equals the total number of Class B Shares issued.

         (b) if the Net Proceeds of Liquidation are at least ten million Euros (EUR 10,000,000), but less than twenty million Euros (EUR 20,000,000):

                  - then the Liquidation Preference payable to all Class B Shareholders shall be an amount Y, calculated in Euros as follows:

                           Y = (EUR 6,000,000) + (X * 0.2)

                                where X equals the Net Proceeds of Liquidation:

                           and

                  - the Liquidation Preference payable to each Class B Shareholder shall be equal to an amount Z, calculated in Euros :

                           Z = (Y ) * (N/NB)

                                where N equals the number of Class B Shares
                           held by such Class B Shareholder and NB equals the total number of Class B Shares issued.

         (c) if the Net Proceeds of Liquidation is at least twenty million Euros (EUR 20,000,000), but less than twenty-nine million nine hundred sixty-six thousand and six hundred and seventy Euros (EUR 29,966,670):

                  - then the Liquidation Preference payable to all Class B Shareholders shall be equal to EUR 10,000,000; and

                  - the Liquidation Preference payable to each Class B Shareholder shall be equal to an amount Z, calculated in Euros :

                           Z = (EUR 10,000,000) * (N/NB)

                                    where N equals the number of Class B Shares
                           held by such Class B Shareholder and NB equals the total number of Class B Shares issued.

         3.2.2 If the ABSA Shares 2 are not subscribed for by the Investors, then the amount of the Liquidation Preference shall be calculated as follows:

         (a) if Net Proceeds of Liquidation are less than five million Euros (EUR 5,000,000):

                - then the Liquidation Preference payable to all Class B Shareholders shall be an amount Y, calculated in
                           Euros:

                           Y = X * 0.8

                                    where X equals the Net Proceeds of
                           Liquidation

                           and

                - the Liquidation Preference payable to each Class B Shareholder shall be equal to an amount Z, calculated in Euros:

                           Z = (Y ) * (N/NB)

                                    where N equals the number of Class B Shares
                           held by such Class B Shareholder and NB equals the total number of Class B Shares issued.

         (b) if the Net Proceeds of Liquidation are at least five million Euros (EUR 5,000,000), but less than ten million Euros (EUR 10,000,000):

                - then the Liquidation Preference payable to all Class B Shareholders shall be an amount Y, calculated in Euros as follows:

                           Y = (EUR 3,000,000) + (X * 0.2)

                                    where X equals the Net Proceeds of
                           Liquidation: and

                - the Liquidation Preference payable to each Class B Shareholder shall be equal to an amount Z, calculated in Euros :

                           Z = (Y ) * (N/NB)

                                    where N equals the number of Class B Shares
                           held by such Class B Shareholder and NB equals the total number of Class B Shares issued.

         (c) if the Net Proceeds of Liquidation is at least ten million Euros (EUR 10,000,000), but less than fourteen million nine hundred eighty-three thousand and three hundred and thirty-five Euros (EUR 14,983,335):

                  - then the Liquidation Preference payable to all Class B Shareholders shall be equal to EUR 5,000,000; and

                  - the Liquidation Preference payable to each Class B Shareholder shall be equal to an amount Z, calculated in Euros :

                           Z = (EUR 5,000,000) * (N/NB)

                           where N equals the number of Class B Shares held by
                  such Class B Shareholder and NB equals the total number of Class B Shares issued.

3.3      WARRANTS

         The Shareholder Resolutions provide for the rights and characteristics of the Warrants, which are summarized as follows:

         The Warrants shall expire on the fifth anniversary of the Extraordinary Shareholders Meeting. Notwithstanding the foregoing, any unexercised Warrants shall be deemed to be null and void upon listing of the Shares of the Company on a regulated market.

         Each Warrant shall give the right to subscribe for a number of Class B Shares as hereafter determined, at a subscription price equal to the then par value of Class B Shares, without any premium.

         The Warrants shall become exercisable upon the occurrence of any of the following transactions (a "TRIGGERING TRANSACTION") with respect to the share capital of the Company if the Company issues any Security, including any Security issued in respect of any merger (fusion) or any partial contribution of assets (apport partiel d'actifs), but not including any Security issued:

                  - as a result of the exercise of warrants (bons de souscription d'actions, bons de souscription de parts de createur d'entreprise, options de souscription d'actions) issued in favour of employees or consultants of the Company or any of its subsidiaries;

                  - as a result of the incorporation of premiums or reserves into the share capital of the Company;

                  - as a result of the prior exercise of the Warrants or the Warrants 2004;

         provided, that the issuance price, exchange value, conversion value, subscription price or repurchase price per share to which the Security gives a right (or the average price per such share) at which the Triggering Transaction occurs (the "PER SHARE VALUE") is less than "P" (as defined below), it being understood that this price shall be adjusted to take into account, if necessary, any other transactions that would have occurred prior to the Triggering Transaction and which would have resulted in an adjustment of the rights of the holders of Warrants pursuant to French law.

         In the event the Per Share Value is not a determined cash amount, the Founders and Remote Reward, on the one hand, and the Investors, on the other hand, shall in good faith consult with each other in order to agree with respect to the Per Share Value. If the Founders and Remote Reward, on the one hand, and the Investors, on the other hand, are unable to agree with respect to the Per Share Value within five (5) days after the request of any of the Investors, Remote Reward or the Founders, then any of the Founders, Remote Reward or any Investor may request by notice to the others that such Per Share Value be determined by an expert evaluation as set forth below. Within 10 days after any such notification, the Founders and Remote Reward, on the one hand, and the Investors, on the other hand, shall each designate by notice to the other an expert, which shall be a first-rank investment bank with offices in Paris, with demonstrated significant experience in mergers and acquisitions in Europe and in particular in the valuation of companies in the telecommunications industry with activities in Europe. If either of the Founders and Remote Reward, on the one hand, or the Investors, on the other hand, shall fail to so designate such an expert, such expert shall be designated by the Paris Tribunal de Commerce, ruling in refere proceedings without appeal, based on request by the other. Any expert so appointed shall act as a third party within the meaning of article 1592 of the French Civil Code, and not as an arbitrator.

         The experts shall be instructed to determine the Per Share Value based on valuation methods relevant to the Triggering Transaction and the entities concerned, including, as applicable, the cash requirements of the relevant entity and considering the valuation method of price-per-engineer (if the relevant entity is in the telecom industry, with consideration given to the relative weight of design functions as compared to other activities of such the relevant entity and to software engineers as compared to hardware engineers) (collectively, the "VALUATION CRITERIA").

         Each expert so designated shall be instructed by the appointing party to deliver its determination to all of the Parties and to the Company, together with all supporting calculations and justification within fifteen (15) days after its appointment. The Parties shall cause the Company to provide to both experts all supporting documentation reasonably requested by either expert in respect of its determination and shall otherwise cooperate with the experts. The Founders and Remote Reward, on the one hand, shall bear the fees and expenses of the expert appointed by or on behalf of them, and the Investors, on the other hand, shall bear the fees and expenses of the expert appointed by or behalf of them.

         If the higher of the Per Share Values as determined by the two experts does not exceed the lower of the Per Share Value by an amount equal to or greater than 33% of the lower of such Per Share Values, then the Per Share Value shall be deemed to be the average of the two Per Share Values as determined by the two experts. If, however, the higher of the Per Share Values as determined by the two experts exceeds the lower of such Per Share Values by an amount equal to or greater than 33% of the lower of such Per Share Values, then the Founders, Remote Reward and the Investors shall meet within ten (10) days after the receipt of the second expert evaluation in order to agree with respect to the Per Share Value. If they shall fail to so agree, a third expert shall be designated in accordance with the following paragraph.

         The third expert shall be appointed by the Paris Tribunal de Commerce based on request by any of the Parties hereto, and shall be a first-rank investment bank with offices in Paris, with demonstrated significant experience in mergers and acquisitions in Europe and in particular the valuation of companies in the telecommunications industry with activities in Europe and with no conflict of interest with any of the shareholders or of the Company. The expert shall be instructed to base its determination of the Per Share Value on the Valuation Criteria and to deliver its determination to the Parties and the Company within fifteen (15) days after its appointment. The Parties hereto shall share equally the fees and expenses of such expert. The Per Share Value shall be deemed to be the average of (i) the Per Share Value as determined by such third expert and (ii) the Per Share Value determined by one of the two first experts that shall be the closest to the Per Share Value determined by such third expert.

         Upon occurrence of a Triggering Transaction, a holder of Warrants shall be entitled to exercise its Warrants, in whole or in part, at any moment prior to the expiration of the Warrants. For the avoidance of doubt, if, upon occurrence of a Triggering Transaction, a holder of Warrants does not exercise part or all of its Warrants in the conditions set forth above, such holder would be entitled to exercise any remaining Warrants in the conditions set forth above with respect to any further Triggering Event.

         In case the Warrants would become exercisable in the conditions set forth above, each Warrant shall give the right to subscribe for, at the par value of the Class B Shares of the Company on the exercise date, a number "NA" of Class B Shares, determined as follows:

                                        P - V
                   NA =             ---------------
                                        V - VN

         Where:

         "P" equals (i) in the event that the ABSA Shares 2 are subscribed for by the Investors, EUR 3.89, or (ii) in the event that the ABSA Shares 2 are not subscribed for by the Investors, EUR 1.94, such amounts to be adjusted, if necessary, to take into account any division or grouping of the shares which would result in an adjustment of the rights of the holders of the Warrants under French law,

         "VN" is the par value of a Class B Share on the exercise date (i.e. Euro 0.01 on the Closing Date),

         "V" is the average Per Share Value in the Triggering Transaction.

         It being specified that "NA" shall, in any case, be capped at a number of six (6).

         As an example, assuming that (i) the ABSA Shares 2 have been subscribed for and (ii), during the exercise period of the Warrants, shares are issued for a price per share equal to EUR 2.50 (V), and the par value of B Shares remains EUR 0.01 (VN), each Warrant would entitle its holder to subscribe, at par value, to the following number shares:

                    3.89 - 2.50        1.39
         NA =    ---------------- = ------------
                    2. 50 - 0.01       2.49

         NA = 0.558

         Each holder of Warrants shall be entitled to subscribe only a whole number of Class B Shares. The total number of Class B Shares resulting from the exercise of the Warrants by each Investor shall be rounded down to a whole number of shares in case of decimals.

3.4      WARRANTS 2004

         The Shareholder Resolutions provide for the rights and characteristics of the Warrants 2004, which are summarized as follows:

         The Warrants 2004 shall be exercisable from March 16, 2004 until April 15, 2004, provided that the Warrants 2004 may only be exercised if the Investors shall not be required in accordance with Article 8 of this Agreement to subscribe for the ABSA Shares 2. The Warrants 2004 shall thus become null and void (i) on the date of subscription for the ABSA Shares 2, or (iii) in any case on April 15, 2004, if not validly exercised prior thereto.

         The Warrants shall give the right to subscribe for a total number of 1,000,398 ABSA Shares, each comprised of one Class B Share, per value Euro 0.01 per Share, with one Warrant attached thereto (the "ABSA SHARES 3").

         Each Warrant 2004 shall give the right to subscribe for 0.35 ABSA Shares 3.

ARTICLE 4 - CONDITIONS TO THE FIRST CLOSING

The obligation of each Investor to subscribe for the ABSA Shares 1 created by the First Capital Increase is subject to the following conditions being satisfied (or waived by such Investor):

         (a) approval by the extraordinary shareholders meeting of the Company to be held on November 12, 2003 of:

             (i) the reduction in the share capital of a total amount of Euros 9,943,063.561 by reduction of the par value of the shares from Euros 5.37 to Euros 3.8317 on the basis of the report of the statutory auditor of the Company;

             (ii) the reduction in the share capital of a total amount of Euros 24,702,207.64 by reduction of the par value of the shares from Euros 3.8317 to Euro 0.01 on the basis of the report of the statutory auditor of the Company, subject to the absence of objections of the creditors of the Company during the Objection Period;

         (b) approval by the Extraordinary Shareholders Meeting of the Shareholder Resolutions and in particular of:

             (i) the creation of two categories of shares, the approval of the rights and obligations attached to each category of shares and the modifications to be made accordingly to the articles of association of the Company, on the basis of a report of a special appraiser ("Commissaire aux avantages particuliers") in accordance with Section L 225-147 of the French Commercial Code and the conversation of existing shares to class A shares, subject to the final completion of the Capital Increase;

             (ii)          the conversion of existing shares to Class A Shares;

             (iii) the creation of the Class B Shares and the Warrants constituting the ABSA Shares 1 and the ABSA Shares 2, the approval of the First Capital Increase and of the Second Capital Increase and a waiver by the Current Shareholders of their preferential rights to subscribe for the ABSA Shares 1 and for the ABSA Shares 2, on the basis of the report of the statutory auditor of the Company and of a report of a special appraiser ("commissaire aux avantages particuliers") in accordance with Section L 225-147 of the French Commercial Code;

             (iv) the appointment of new members of the board of directors of the Company so that the composition of the board is in full compliance with the Shareholders' Agreement on the Closing Date, subject to the final completion of the Capital Increase;

             (v) amendment of the statuts of the Company to reflect the actions taken in the Shareholder Resolutions; and

             (vi) the cancellation of all warrants (BSPCE) issued by the Company to the benefit of employees or managers of the Company except the Employee Warrants (i.e. all warrants issued prior to June 19, 2002), with the approval of all holders of such warrants.

         (c) expiration of the Objection Period without any creditor of the Company having challenged the second reduction in the share capital referred to in Section 3(a)(ii);

         (d) execution by each holder of Employee Warrants (except for any such holder who is a party to the Shareholders Agreement) of (i) a French translated version of the Contractual Undertaking attached as EXHIBIT D (the "CONTRACTUAL UNDERTAKING") and (ii) a waiver letter in the form attached in EXHIBIT E hereto;

         (e) absence of any resignation, dismissal, disability or death affecting any Key Employee (as defined in the Shareholders Agreement);

         (f) execution by each of the Key Employees of a French version of the agreement, substantially in the form attached as EXHIBIT F hereto, providing for non-compete commitments;

         (g) the purchase, at the Closing, by Remote Reward of the ten Shares held by Yves Jolivet;

         (h) compliance by the Founders with the provisions of Article 5 hereunder;

         (i) absence of any significant change to the Business Plan of the Company as attached in EXHIBIT G hereto; and

         (j) execution by Remote Reward and Andre Jolivet of the share pledge agreements referenced in Section 3.9 of the Representations and Warranties Agreement.


ARTICLE 5  - DOCUMENTS TO BE EXCHANGED AT FIRST CLOSING

5.1. At the First Closing, each Investor shall deliver to the Escrow Agent (with copy to the Company) a duly executed subscription form (bulletin de souscription) for the number of ABSA Shares 1 subscribed for by it as provided in Section 2.3.

5.2.     At the First Closing, each Investor shall receive:

         (a) all documents relating to the reductions in the share capital of the Company mentioned in Paragraph 4 of the Recitals and in
                  Section 3(a) above, and in particular: (i) certified copies (certifiees conformes) of the minutes of the meeting of the Board of Directors dated October 15, 2003, of the minutes of the meeting of the Works Council of the Company dated October 17, 2003, of the minutes of the meeting of the Board of Directors dated October 22, of the report of the Board to the shareholders meeting dated November 12, 2003, of the minutes of the shareholders meeting to be held on November 12, 2003 and of the acknowledgment by the President that no creditor has challenged such reduction, (ii) copies of the reports of the statutory auditors of the Company on the reductions in the share capital, (iii) and all documents evidencing that all publication formalities regarding such capital reduction have been duly performed;

         (b) a certified copy (certifiee conforme) of the minutes of the Extraordinary Shareholders Meeting;

         (c) a certified copy of the minutes of the board meeting that convened the Extraordinary Shareholders Meeting;

         (d) a certified copy of the report of the board to the Extraordinary Shareholders Meeting;

         (e)      a certified copy of the amended statuts of the Company;

         (f) a copy of the special appraiser's (commissaire aux avantages particuliers) reports;

         (g) a copy of the statutory auditor's reports to the general meeting to be held on November 12, 2003, regarding the reductions in the share capital referenced in Paragraph 4 of the recitals, and to the Extraordinary Shareholders Meeting, regarding the First and Second Capital Increases;

         (h) a copy of the Contractual Undertaking executed by all current holders of Employee Warrants (except those who are parties to the Shareholders' Agreement);

         (i)      a copy of the non-compete agreement executed by the Key
                  Employees;

         (j) an attestation d'inscription en compte (share certificate) by the Company reflecting the recording of such Investor on the books of the Company as a holder of the number of Class B Shares and Warrants subscribed for by it;

         (k) evidence of the purchase by Remote Reward of the ten Shares owned by Yves Jolivet;

         (l) a copy of the waiver letters executed by all holders of Employee Warrants; and

         (m)      a copy of the share pledge agreements referenced in Section
                  3.9 of the Representations and Warranties Agreement, executed by Remote Reward and Andre Jolivet.

ARTICLE 6 - MANAGEMENT OF THE COMPANY UNTIL THE FIRST CLOSING DATE

Except as required to comply with the terms of this Agreement, the Founders shall manage the Company and conduct its Business as a bon pere de famille (in a reasonably prudent manner) and shall cause the Company not to take any material action out of the ordinary course prior to the Closing Date without the prior unanimous agreement of the Investors. In particular, the Company shall not take any of the actions set forth in Section 2.3 paragraphs (ii) and (iii) of the Shareholders' Agreement without the unanimous consent of the Investors, such consent not to be unreasonably withheld.

ARTICLE 7 - MANAGEMENT OF THE COMPANY AFTER THE FIRST CLOSING DATE

7.1.     EMPLOYEE WARRANTS

         The Parties shall cause the Company to create, immediately after the Closing Date, an additional warrant pool (in the form of bons de souscription de parts de createur d'entreprise ("BSPCE")) for the benefit of the employees of the Company, giving right to up to an aggregate amount of 230,000 new Class A Shares, i.e. 1.99% of the total number of Shares immediately following the consummation of the Second Capital Increase, on a Fully Diluted basis, under conditions (vesting, duration, etc.) to be determined by the Board of Directors, which shall be allocated as indicated on

         Schedule 2.22(ii) of the Representations and Warranty Agreement. The Parties agree that, as a prior condition to the granting to any employee of the Company of any such BSPCEs, such employee shall be required to enter into a Contractual Undertaking (except for any such employee who is a party to the Shareholders Agreement or has prior to such grant already executed the Contractual Undertaking).

         The Parties shall promptly after the Closing Date cause the Company to cancel the existing Employee Warrants with the approval of their holders and to issue 1,023,671 new BSPCEs with the same conditions of the existing Employee Warrants except for (i) the exercise price of such BSPCE, which shall be Eur 3.89, and (ii) the vesting period which shall be reduced, if applicable, to take into account the vesting already acquired by holders of Employee Warrants. The Parties shall cause the Board of Directors of the Company to take all action necessary (A) to grant to all employees holding Employee Warrants as of the Closing Date the same number of such new BSPCEs as the number of Employee Warrants held by them on the Closing Date and (B) to grant all or a portion of the remainder of such 1,023,671 BSPCEs as follows:
         Louis NOVE (770 new BSPCEs), David HEUDE (770 new BSPCEs), Frank LECLERE (1,920 new BSPCEs, provided that he becomes an employee of the Company) and Thierry GODARD (such number of such new BSPCEs, not to exceed 5,000, to be granted in accordance with the terms of his current bonus arrangement based on 2003 performance).

7.2      MANAGEMENT - INSURANCE

7.2.1 The Parties shall use commercially reasonable efforts to obtain, within 90 days after the Closing Date, proposals from recognized and established insurance providers in order for the Company to enter into an individual life insurance policy of not less than Euros 1 million for each Key Employee and Andre Jolivet (Key man insurance) with the Company designated as beneficiary.

         The Parties shall submit the proposals received to the Board of Directors of the Company in order for the Board of Directors to decide upon such proposals within three months after the date hereof.

7.2.2 The Founders shall use commercially reasonable efforts to obtain, within 90 days after the date hereof, proposals from recognized and established insurance providers in order for the Company to enter into a Directors and Officers Liability insurance policy (without payment of an excessive premium).

7.3      ISSUANCE PREMIUM

The Parties agree that the issuance premium resulting from the transactions contemplated hereby shall be used to offset, if applicable, future losses of the Company and agree to take all actions as shareholders of the Company to ensure that such issuance premium is not distributed to the shareholders of the Company before the expiry of a one (1)-year period from the Closing Date.

ARTICLE 8 - CONDITIONS TO THE SUBSCRIPTION OF THE ABSA SHARES 2

The Investors shall subscribe for the ABSA Shares 2 unless all of the following conditions exist, as of February 23, 2004:

1. The WLAN solution does not meet the current expectations for such solution in all of the following ways:

          (i)     the Balsa 1 chip area is not less than 30 mm2,

          (ii) the current consumption of the Balsa 1 chip, when the chip is in active mode, is more than 250 mA,

          (iii) performance of the physical layer (modem) are not compliant with IEEE 802.a/b/g standards,

          (iv) the Salsa "alpha" critical CISF reaction times are not achieved, and

          (v) the Salsa "alpha" RAM code plus data total footprint is not more than 256 Kilo Octets.

2. Stepmind has not received purchase commitments, in writing, for Alice GSM/GPRS or GSM/GPRS/EDGE radio chips to be included in handset platforms having a yearly production plan of at least two million units.

3. Following a WLAN pipeline qualification process, pursuant to which two members of the Board of Directors (one of whom shall be a representative of AGF PE on the Board of Directors) shall participate in contacts, organized by the Company, with potential customers of Alice W2 and Salsa, at least two potential customers shall not have confirmed orally or in writing that (i) if the specifications shown by the MPWa versions of Alice W2 and Salsa are confirmed with the production versions, then they consider that the Company's offer is competitive on a technical basis and that they will afford the Company the possibility to participate in a selection process during 2004, and
         (ii) based on the specifications of the Company's products, they project any aggregate requirement of (x) at least 1,000,000 units of Alice W2 or (y) at least 150,000 units of Salsa, for which their decision will be made during the subsequent twelve (12) months.

The Parties agree to cause the Board of Directors of the Company to meet not earlier than February 23, 2004, but not later than March 5, 2004 (and, in any event, as close as possible to the dates of the 3GSM Convention to be held in Cannes) in order to discuss and decide in good faith whether the foregoing conditions exist as of February 23, 2004. The Parties undertake to cause their respective representatives on the Board of Directors to be present or represented at such meeting, and, if such meeting is not held on that date (or such other date as shall be agreed in writing by all parties hereto), as a result of the failure to achieve the required quorum, then, (i) if the representatives of AGF PE shall have failed to be present or represented at such meeting, but the representatives of Remote Reward and Andre Jolivet were present or represented at such meeting, it shall be deemed for purposes of this Agreement that all of the foregoing three conditions do not exist (and the Investors shall then be committed to subscribe for the ABSA Shares 2), or (ii) if the representatives of AGF PE were present or represented at such meeting, but the representatives of Andre Jolivet and Remote Reward were not present or represented at such meeting, it shall be deemed for purposes of this Agreement that all of the foregoing three conditions do exist (and the Investors shall then not be committed to subscribe for the ABSA Shares 2),.

The Parties shall cause the Board of Directors to provide to each Party and the Escrow Agent, within three (3) days after such meeting, a copy of the minutes of the Board of Directors, signed by at least 5/7ths of the directors present or represented at such meeting, setting forth the discussions of the Board of Directors and its decision as to whether all of the three conditions set forth above exist as of February 23, 2004.

Unless all of the three conditions set forth above are met as of February 23, 2004, the Investors shall execute and deliver to the Escrow Agent (with a copy to the Company) the bulletins de souscription providing for the subscription by the Investors for the ABSA Shares 2 within two (2) business days following receipt of the minutes of the meeting of the Board of Directors mentioned above (or the deemed non-existence of the four conditions set forth above, as the case may be).

The Escrow Agreement shall instruct the Escrow Agent as follows with respect to the Second Capital Increase:

In the event the minutes of the meeting of the Board of Directors convened to decide with respect to the existence of the three conditions set forth above shall indicate the decision of the Board of Directors that any of the three conditions set forth above did not exist as of February 23, 2004, then the Escrow Agent shall, within two (2) business days after receipt from all of the Investors of the bulletins de souscription for the Second Capital Increase, transfer all funds held in escrow to the Company, to the account opened specifically for the purpose of the Second Capital Increase and transfer any interest earned thereon to the regular account of the Company (the coordinates of both accounts to be provided to the Escrow Agent by the Company)

In the event such minutes shall indicate the decision of the Board of Directors that all of the three conditions set forth above existed as of February 23, 2004, or in case the Escrow Agent has not received the minutes of the Board duly signed in accordance with the provisions hereof, then the Escrow Agent shall, within two (2) business days after receipt by the Escrow Agent of such minutes, transfer all funds held in escrow corresponding to the amount of the Second Capital Increase, together with any interest earned thereon, to the Investors, such funds to be allocated among the Investors pro rata based on their portion of the Second Capital Increase as set forth in Section 2.4 above.

In the event that the Escrow Agent has not received the minutes of the Board of Directors on or before March 15, 2004, the Escrow Agent shall transfer all funds held in escrow corresponding to the amount of the Second Capital Increase, together with any interest earned thereon, to the Investors, such funds to be allocated among the Investors pro rata based on their portion of the Second Capital Increase as set forth in Section 2.4 above.

ARTICLE 9 - MANAGEMENT OF THE COMPANY FROM THE CLOSING DATE TO THE SECOND
            CLOSING DATE

From the Closing Date until the Second Closing Date, the Parties agree that no shareholders' meeting shall be convened and no decision shall be made by the shareholders during a general meeting without the prior approval of all Investors.

ARTICLE 10 - LAW - JURISDICTION

This Agreement shall be governed by and construed in accordance with French law.

Any dispute arising out of or relating to this Agreement shall be submitted to the jurisdiction of the competent court in the jurisdiction of the Court of Appeals of Paris, to which the Parties hereby irrevocably agree.

ARTICLE 11 - TERM AND TERMINATION OF THIS AGREEMENT

11.1 This Agreement shall become effective upon its signature and shall cease being effective after all undertakings and obligations of all Parties under this Agreement or pursuant to the provisions of this Agreement have been fulfilled or waived, or until this Agreement has been validly terminated in accordance with this Article 11, except for provisions which by nature are intended to remain in effect following such fulfillment, waiver or termination, including in particular
         Article 20.

11.2 If the Closing has not occurred on or before January 15, 2004, then (i) any Investor may terminate this agreement as to such Investor and (ii) the Founders and Remote Reward may terminate this Agreement, unless, in each case, the failure of the Closing to occur shall be attributable to the breach by the Party wishing to so terminate this Agreement of any of its obligations hereunder.

11.3     If any Investor shall breach its obligation to subscribe set forth in
         Section 2.3 or Section 2.4:

         - any other Investor may terminate this Agreement as to itself and thus not be obligated to subscribe for its portion, as applicable, of the ABSA Shares 1 or ABSA Shares 2; and

         - the Founders and Remote Reward may collectively terminate this Agreement as to all Parties, immediately upon notice to the other Parties, without prejudice to any right of any party to seek damages from the breaching party.

ARTICLE 12 - MODIFICATION OF THE AGREEMENT

No modification to the Agreement shall be effective unless contained in a writing signed by a duly authorized representative of each of the Parties.

ARTICLE 13 - NOTICE BETWEEN THE PARTIES

Any notice, request, formal notice or other communication pursuant to the provisions of this Agreement ("NOTICE") shall be made in writing to the addresses mentioned below and shall be deemed to have been properly served: (i) on the date of delivery, in the case of delivery by hand to the Party on which notice must be served; (ii) for all Parties other than the Founders, on the date of transmission, in the case of transmission by fax, followed by telephone confirmation of receipt immediately following completion of the transmission;
(iii) on the third day following pre-paid delivery by a recognized express international courier service (e.g., DHL). The addresses for Notice to the Founders shall be the residential addresses set forth on page 1 of this Agreement. Any Party may change its address or the name of the addressee for purposes of this Article 10 by sending the other Parties a written notice of its new address in the manner provided above.

Party:            AGF Innovation 3, AGF Innovation 4 or AGF Innovation 5, notice to be sent to AGF PE at the following address:
Address:          11, rue Scribe, BP 293
                  75425 Paris CEDEX 09
Attention:        Guillaume Lautour/Benoist Grossmann
Tel:              01 58 18 56 56
Fax:              01 42 65 56 81

Party:            Mighty Wealth Group Limited
Address:          Unit B3, 22/F, Unimix Ind. Centre, 2 Ng Fong Street, San
                  Po Kong, Kowloon, Hong Kong
Attention:        Tony Cheung
Tel:              852-2649-3739
Fax:              852-2648-8806

Party:            Nam Tai Electronics, Inc.
                  c/o Nam Tai Group Management Limited
Address:          15/F, China Merchants Tower
                  Shun Tak Centre
                  168-200 Connaught Road Central
                  Hong Kong
Attention:        Joseph Li
Tel:              (852) 2263 1218
Fax:              (852) 2263 1223

Party:            REMOTE REWARD
Address:          4 ter, rue de l'Ouest, 92100 Boulogne
Attention:        President (Andre Jolivet)
Tel:              01.41.10.29.10
Fax:              01.41.10.29.28

ARTICLE 14 - NO WAIVER

The failure to partially or totally exercise any right whatsoever resulting from the provisions of the Agreement shall not be deemed a waiver of this right or any other right arising from the Agreement for the future.

ARTICLE 15 - ENTIRE AGREEMENT

This Agreement, with its exhibits, sets forth the entire agreement of the Parties with respect to the business referred to herein. Those documents shall prevail over any negotiations, discussions, communications, understandings or prior agreements between the Parties relating to the subject matter of this Agreement and over any earlier drafts of this Agreement which are all subsumed in these documents.

ARTICLE 16 - SUPPLEMENTARY AGREEMENTS; WAIVERS

No supplementary agreement or amendment to this Agreement shall be valid unless memorialized by a writing signed by the Parties hereto.

Waiver by a Party of any condition or waiver of enforcement of a breach of any provision, term or covenant contained in this Agreement at one or more times shall not be considered or construed as a recurring or continuing waiver of that condition or of the right to enforce a breach of any other provision, term or covenant of this Agreement.

ARTICLE 17 - SUCCESSORS, HEIRS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES

This Agreement shall inure to the benefit of and be binding on the Parties and their respective successors, heirs and assigns, regardless of whether they are minors or otherwise under a disability, provided however that unless otherwise expressly provided for herein, no Party may assign or delegate any of the obligations created under this Agreement without the prior written consent of the other Parties.

ARTICLE 18 - GENERAL COVENANT

The Parties hereto shall sign and deliver all documents, provide all information and take or prevent the taking of all reasonable and lawful measures that may be necessary or appropriate to the achievement of the objective of this Agreement.

ARTICLE 19 - SEVERABILITY

This Agreement shall be deemed severable and the fact that any term or provision hereof may be invalid or impossible to perform shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. In addition, the Parties shall replace any invalid or unenforceable term or provision hereof with a valid and enforceable provision as similar as possible to the invalid or unenforceable provision.

ARTICLE 20 - CONFIDENTIALITY

The Parties undertake to keep this Agreement strictly confidential. No Party shall disclose or permit the disclosure of the existence or of all or any part of this Agreement to third parties except:

-        with the prior consent of the other Parties,

-        in the case of litigation between the Parties,

- if the disclosure of certain information is requested by any competent authorities by law or regulation, including any regulatory authorities,

- to the Parties' legal counsel and to the commissaire aux comptes of the Company and to the commissaire aux avantages particuliers to be designated as provided herein.

ARTICLE 21 - REPRESENTATIONS AND WARRANTIES

21.1 Each Party represents and warrants to the other Parties as of the date hereof and as of the Closing Date:

- that it is duly established under the law of the jurisdiction in which it is established and is in good standing in such jurisdiction;

- that it has full power and authority to execute and deliver the Transaction Documents;

- that the execution and delivery of the Transaction Documents by such Party of each Transaction Documents to which it is a party, and the performance by such Party of all of its obligations set forth therein has been, or prior to the Closing Date will be, duly authorized and approved by all requisite corporate action, except for such actions that are specifically intended by the terms of the Transaction Documents to be approved after the Closing Date;

- that the Transaction Documents to which such Party is a party, when executed and delivered, taking into account their respective effective dates, will be valid and binding obligations of such Party in accordance with their terms and will not breach any legal or regulatory provisions nor any organizational documents of such Party; and

- that the execution and delivery of the Transaction Documents to which such Party is a party by such Party do not conflict with and will not result in any default, violation, modification, suspension or termination of any contract or undertaking to which such Party is a party.

21.2 MWGL hereby represents that it is 100% owned and controlled by Mr. Chambers Wong and Mr. Tony Cheung.

Executed in eight (8) original counterparts.


/s/ Alain Jolivet                       /s/ Andre Jolivet
-----------------------------           -----------------------------
Alain Jolivet                           Andre Jolivet
Date:  November 28, 2003                Date:  November 28, 2003
Place: Paris                            Place: Paris



REMOTE REWARD                           AGF Innovation 3

By: /s/ Andre Jolivet                   By: /s/ Guillaume Lautour
-----------------------------           -----------------------------
Name:  Andre Jolivet                    Name:  Guillaume Lautour
Date:  November 28, 2003                Date:  November 28, 2003
Place: Paris                            Place: Paris



AGF Innovation 4                        AGF Innovation 5

By: AGF Private Equity                  By: AGF Private Equity

By: /s/ Guillaume Lautour               By: /s/ Guillaume Lautour
-----------------------------           -----------------------------
Name:  Guillaume Lautour                Name:  Guillaume Lautour
Date:  November 28, 2003                Date:  November 28, 2003
Place: Paris                            Place: Paris



MIGHTY WEALTH GROUP LIMITED             NAM TAI ELECTRONICS, INC.

By: /s/ Cheung Tze Tung                 By: /s/ Joseph Li
-----------------------------           -----------------------------
Name:  Cheung Tze Tung                  Name:  Joseph Li
Date:  December 10, 2003                Date:  December 9, 2003
Place: Hong Kong                        Place: Hong Kong

                                LIST OF EXHIBITS

EXHIBIT A         Allocation of the Fully Diluted share capital (i) as of the date hereof and (ii) immediately prior to the closing of the First Capital Increase

EXHIBIT B         Allocation of the Fully Diluted share capital (i) immediately after the closing of the First Capital Increase and (ii) immediately after the closing of the Second Capital Increase.

EXHIBIT C         Shareholder Resolutions

EXHIBIT D         English draft of the Contractual Undertaking to be executed in
                  French by holders of Employee Warrants

EXHIBIT E         Draft waiver letter to be executed by each holder of Employee
                  Warrants

EXHIBIT F         English draft of the non-compete agreement

EXHIBIT G         Business Plan

                                                                  EXECUTION COPY

================================================================================

                             SHAREHOLDERS' AGREEMENT

                                       OF

                                    STEPMIND

                             DATED NOVEMBER 27, 2003

================================================================================

                             SHAREHOLDERS' AGREEMENT

This Shareholders' Agreement (this "AGREEMENT") is entered into on the 27th day of November, 2003,

AMONG THE UNDERSIGNED:

-  MR. ANDRE JOLIVET,

   a French national, born on July 4, 1962 in Quimper, residing at 47, rue Henri Tariel 92130 Issy les Moulineaux ,

-  MR. ALAIN JOLIVET,

   a French national, born on April 14, 1949, in Plogastel Saint-Germain, France, residing at 1 rue du General Gouraud, 92190 Meudon, France,

   (collectively referred to herein as the "FOUNDERS" and individually as a "FOUNDER")

-  REMOTE REWARD SAS,

   a French societe par actions simplifiee with a share capital of EUR 90,481,410, with its registered office at 4 ter rue de l'Ouest, 92100 Boulogne, registered in the Commercial Registry under the number 433458304 RCS Nanterre, represented by Mr. Andre Jolivet, in his capacity as President,

                                                  (hereinafter "REMOTE REWARD"),

   AND:

-  AGF INNOVATION 3, AGF INNOVATION 4 AND AGF INNOVATION 5,

   fonds communs de placement dans l'innovation, each represented by its managing company, AGF Private Equity, a French societe par actions a directoire et conseil de surveillance with a share capital of EUR 1,000,000, with its registered office at 11, rue Scribe, BP 293, 75425 Paris Cedex 09, registered in the Commercial Registry under the number 414 735 175 RCS Paris, which is duly authorized to so represent each such entity, itself represented by Mr. Guillaume Lautour, duly empowered for the purpose hereof,

   (hereinafter collectively referred to as "AGF PE", being specified that, when necessary in this Agreement, all investment funds managed by AGF PE shall be considered as one Person or Shareholder),

-  MIGHTY WEALTH GROUP LIMITED,

   an international business company incorporated in the British Virgin Islands, with a share capital of USD 50,000, with its registered office at Palm Grove House, P.O. Box 438, Road Town, Tortola, BVI, registered under the number 565041, represented by Mr. Tony Cheung, in his capacity as Director,

                                                           (hereinafter "MWGL"),

-  NAM TAI ELECTRONICS INC.

   a company incorporated in the British Virgin Islands, under registration number 3805, with its registered office at McW. Todman & Co., McNamara Chambers, P.O. Box 3342, Road Town, Tortola, British Virgin Islands, represented by Mr. Joseph Li, in his capacity as chief executive officer,

                                                        (hereinafter "NAM TAI"),

   (hereinafter collectively referred to as the "INVESTORS" and individually as an "INVESTOR"),

   (The Founders, Remote Reward and the Investors being hereinafter collectively referred to as the "PARTIES" and individually as a "PARTY").

IN THE PRESENCE OF:

- STEPMIND, a French societe anonyme, with a registered capital of EUR 34,709,907.90, having its registered office at 4 ter, rue de l'Ouest, 92100 Boulogne, registered with the Registry of Commerce and Companies under number 432 237 949 RCS Nanterre, represented by Mr. Alain Jolivet acting as President-Directeur General,

                                                     (hereinafter the "COMPANY")

                                    RECITALS:

WHEREAS,

On the date hereof, the Company's share capital consists of 6,463,670 shares, all of the same category, with a par value of EUR 5.37 each.

Following the authorization by the Company's extraordinary shareholders' meeting on June 19, 2002, the Board of Directors of the Company issued on June 19, 2002, November 26, 2002 and June 18, 2003, respectively, 915,471, 76,060 and 32,140 employees' warrants (Bons de Souscription de Parts de Createur d'Entreprise) (the "EMPLOYEE WARRANTS"), 1,012,683 of which remain validly granted as of the date hereof.

Set forth in EXHIBIT A is the allocation of the Company's Fully Diluted share capital (i) on the date hereof and (ii) immediately prior to the completion of the Investment (as defined below).

The Company is engaged primarily in the business of the design and development of baseband integrated circuits, radio frequency integrated circuits (transceivers), as well as system and protocol stacks that address Wide Area Networks (GSM/GPRS/EDGE) and Wireless Local Area networks (802.11a, 802.11b, 802.11g, hiperlan 2) standards.

The Parties have entered into an investment agreement as of the date hereof ("INVESTMENT AGREEMENT"). Pursuant to terms and subject to the conditions of the Investment Agreement, the Investors have agreed to subscribe for an aggregate of 3,858,678 actions a bons de souscription d'actions (the "ABSA SHARES"), to be subscribed for in two installments:

  - subscription by the Investors of an aggregate of 2,858,280 ABSA Shares 1 (as defined below), for a total subscription price of EUR 7,488,693.60, each ABSA Share 1 to be comprised of one Class B Share, with one Warrant and one Warrant 2004 (as such terms are defined below) attached thereto, the foregoing subscription referred to as the "FIRST CAPITAL INCREASE");

  - subscription by the Investors for either (i) an aggregate of 1,000,398 ABSA Shares 2 (as defined below), for a total subscription price of EUR 7,512,988.98, each ABSA Share 2 to be comprised of one Class B Share with one Warrant attached thereto, or (ii) an aggregate of 1,000,398 ABSA Shares 3 (as defined below) by exercise of the Warrants 2004, each ABSA Share 3 to be comprised of one Class B Share with one Warrant attached thereto, with (i) or (ii) being referred to as the "SECOND CAPITAL INCREASE").

Set forth on EXHIBIT B is the allocation of the share capital of the Company on a Fully Diluted basis (i) immediately following the First Capital Increase and
(ii) immediately following the Second Capital Increase.

The Founders, Remote Reward and the Investors have agreed to enter into this Agreement to reflect their agreements regarding the management of the Company and the sales of the Company's securities.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

                             ARTICLE I - DEFINITIONS

The terms defined in this Article 1 shall have the meanings ascribed to them below when used in this Agreement:

"ABSA Shares" has the meaning ascribed to it in the recitals and shall include, as required by the context, reference to the ABSA Shares 1, the ABSA Shares 2 and/or the ABSA Shares 3.

"ABSA Shares 1" has the meaning ascribed to it in the Investment Agreement.

"ABSA Shares 2" has the meaning ascribed to it in the Investment Agreement.

"ABSA Shares 3" has the meaning ascribed to it in the Investment Agreement.

"Accepting Security Holder" has the meaning ascribed to it in Section 5.3 of this Agreement.

"Affiliate": shall mean

  (i) with respect to Remote Reward or any Founder, (a) any Person that directly or indirectly controls him or it, is controlled by him or it, or is under common control with him or it; provided, that such Person is a commercial company having legal personality and with its registered seat or office in Europe and the legal representative of such Affiliate is and remains, as the case may be, Andre Jolivet or Alain Jolivet and (b) with respect to any Founder, the spouse, linear ascendants or linear descendants of such Founder;

  (ii) with respect to AGF PE, (a) any Person that directly or indirectly controls it, is controlled by it, or is under common control with it,
         (b) any venture enterprise investment fund for which such Person is the management company or any investment fund for which such Person is the manager, and (c) any Affiliate (as defined in (a) or (b), of the management company or manager of such investment fund; provided, in each case, that such Person, or the managing company or manager of such Person is a commercial company having legal personality and with its registered seat or office in Europe;

  (iii) with respect to MWGL, any company having legal personality, which is wholly owned and controlled by Mr. Tony Cheung and Mr. Chambers T. Y. Wong; and (iv) with respect to Nam Tai, any Person that directly or indirectly controls it, is controlled by it, or is under common control with it.

"Agent" has the meaning ascribed to it in Section 5.2 of this Agreement.

"AGF PE" has the meaning ascribed to it in the Preamble of this Agreement.

"AGF PE Directors" has the meaning ascribed to it in Section 2.1 of this Agreement.

"Agreement to be Bound" means an agreement (i) signed by the proposed transferee of any Security, (ii) pursuant to which the transferee agrees, subject to completion of the Transfer concerned, to become a party to this Agreement, and
(iii) as a result of which he will be bound by all of the obligations hereunder and be entitled to all of the rights hereunder applying to the transferor.

"Board of Directors" means the board of directors of the Company.

"Bona Fide Offer" means a firm, irrevocable, written offer for the Transfer of a specific number of Securities, which specifies (i) the number and kind of Securities of which transfer is contemplated, (ii) the price or other consideration offered for such Securities; (iii) the terms and conditions of the offer and (iv) the name and address of the proposed transferee and of those Persons who directly or indirectly have ultimate control over the proposed transferee, (v) if the proposed transferee is a Third Party, an Agreement to be Bound executed by such Third Party and (vi) if such proposed transfer would trigger any Proportional Co-Sale Right or any Tag Along right, an irrevocable commitment from the proposed transferee to purchase that number of Securities that any Shareholder(s) would be entitled to sell pursuant to such right(s).

"Business Day" shall mean any day other than a Saturday, a Sunday or a day in which banks in Hong Kong or Paris are authorized or required to close.

"Class B Shares" means the Class B Shares of the Company created by the Shareholders Resolutions as contemplated in the Investment Agreement.

"Closing Date" means the date on which the First Capital Increase is consummated.

"Company" has the meaning ascribed to it in the Preamble of this Agreement.

"control" shall have the meaning given in article L.233-3 of the Commercial
Code.

"Co-Selling Investor" has the meaning ascribed to it in Section 4.3 of this Agreement.

"Dissenting Offerees" has the meaning ascribed to it in Section 4.2 of this Agreement.

"Employee Warrants" has the meaning ascribed thereto in the recitals of this Agreement.

"Exit Notice" has the meaning ascribed to it in Section 5.3 of this Agreement.

"First Capital Increase" has the meaning ascribed to it in the recitals of this Agreement.

"Former Affiliate" has the meaning ascribed to it in Section 4.5 of this Agreement.

"Former Controlling Party" has the meaning ascribed to it in Section 4.5 of this Agreement.

"Founders" has the meaning ascribed to it in the Preamble of this Agreement.

"Fully Diluted" refers to the capital of the Company, on an as-if-converted basis, i.e. assuming that all Securities giving right to a portion of the capital and/or voting rights of the Company have been exercised, except the Warrants and the Warrants 2004.

"Investment Agreement" has the meaning ascribed thereto in the recitals of this Agreement.

"IPO" means the admission of the Securities of the Company to listing on a regulated exchange market.

"Key Employees" means, on the date hereof, the following persons:

-        Jean-Louis Dornstetter

-        Fabrice Jovenin

-        Bernard Ginetti,

and any other person designated as a Key Employee by the Board of Directors in accordance with Section 2.3 of this Agreement.

"Listing" has the meaning ascribed to it in Section 5.1 of this Agreement.

"Majority Shareholders" has the meaning ascribed to it in Section 4.6 of this Agreement.

"New Controlling Party" has the meaning ascribed to it in Section 4.5 of this Agreement.

"Notice of Acceptance" has the meaning ascribed to it in Section 4.2 of this Agreement.

"Offered Securities" has the meaning ascribed to it in Section 4.2 of this Agreement.

"Offerees" has the meaning ascribed to it in Section 4.2 of this Agreement.

"Other Investors Directors" has the meaning ascribed to it in Section 2.1 of this Agreement.

"Other Security Holders" has the meaning ascribed to it in Section 5.3 of this Agreement.

"Person" means any individual, legal entity, or organization, or any agency, authority or other governmental subdivision, whether having legal personality or not.

"Pre-Emptive Right" means the pre-emptive right of the Parties set forth in
Section 4.2 of this Agreement.

"Pre-Emptive Right Transaction" has the meaning ascribed to it in Section 4.5 of this Agreement.

"Preference Amount" has the meaning ascribed to it in Section 6.1 of this Agreement.

"Proceeds" has the meaning ascribed to it in Article VI of this Agreement.

"Proportional Co-Sale Right" means the proportional co-sale right of the Investors set forth in Section 4.3.

"Purchaser" has the meaning ascribed to it in Section 4.6 of this Agreement.

"Remaining Co-Sale Shares" has the meaning ascribed to it in Section 4.3 of this Agreement.

"Remote Reward" has the meaning ascribed to it in the Preamble of this Agreement.

"Representations and Warranties Agreement" means the representations and warranties agreement among Remote Reward, Andre Jolivet and the Investors executed as of the date hereof.

"Re-Sale Transaction" has the meaning ascribed to it in Section 4.5.

"Re-Selling Party" has the meaning ascribed to it in Section 4.5.

"Result Notice" has the meaning ascribed to it in Section 4.7 of this Agreement.

"Second Capital Increase" has the meaning ascribed to it in the recitals of this Agreement.

"Securities" means all series of shares of the Company and any security entitling the holder thereof (including through beneficial ownership or legal ownership of Shares), by way of conversion, subscription, exercise of an option or any other conceivable means, to a financial interest or a voting right in the Company, as well as any subscription right in connection with an issuance of Securities of the Company.

"Security Holder" means a holder of Securities, as evidenced by the corporate books and records.

"Shareholder" means a holder of Shares, as evidenced by the corporate books and records.

"Shares" means the shares of the Company.

"Tag Along Right" means the tag along right of the Parties set forth in Section 4.4.

"Tagging Offeree" has the meaning set forth in Section 4.4 of this Agreement.

"Third Party" means, on a given date, any Person who is not a party to this Agreement on such date.

"Transaction" has the meaning ascribed to it in Article VI of this Agreement.

"Transaction Documents" means any of the following documents: the Investment Agreement, this Agreement, and the Representations and Warranties Agreement.

"Transfer" when used in connection with any Security of the Company means, the act of transferring, selling, assigning, pledging, hypothecating, granting a security interest in or a lien on, placing in trust (voting or otherwise), contributing as a capital contribution or in any other manner, including by way of a merger, encumbering or disposing, directly or indirectly, voluntarily or otherwise, of any Security so designated, including any transfer of Securities by an individual to his or her heirs or spouse, including as a result of death or the liquidation of marital community property.

"Transfer Proposal" has the meaning ascribed to it in Section 4.2 of this Agreement.

"Transfer Proposal Date" has the meaning ascribed to it in Section 4.2 of this Agreement.

"Transfer Proposal Notice" has the meaning ascribed to it in Section 4.2 of this Agreement.

"Transferee" has the meaning ascribed to it in Section 4.5 of this Agreement.

"Transferor" has the meaning ascribed to it in Section 4.2 of this Agreement.

"Valuation of the Company" has the meaning ascribed to it in Article VI of this Agreement.

"Valuation Criteria" has the meaning ascribed to it in Section 4.2 of this Agreement.

"Warrants" means the anti-dilution warrants attached to each ABSA Share subscribed for by the Investors, as more fully described in the Investment Agreement.

"Warrants 2004" means the warrants attached to the ABSA Shares 1 giving the right to subscribe, upon exercise thereof, for a determined number of ABSA Shares 3, as more fully described in the Investment Agreement.

                     ARTICLE II - MANAGEMENT OF THE COMPANY

SECTION 2.1 BOARD OF DIRECTORS

The Board of Directors shall be composed of 7 members.

AGF PE shall be entitled to appoint two (2) members of the Board of Directors (the "AGF PE DIRECTORS"), the Investors (other than AGF PE) shall together be entitled to appoint two (2) members of the Board of Directors (the "OTHER INVESTORS DIRECTORS"), Andre Jolivet shall be entitled to appoint one (1) member of the Board of Directors and Remote Reward shall be entitled to appoint one (1) member of the Board of Directors.

The rights of each Party mentioned above to appoint members of the Board of Director shall be subject to such Party holding at least 5% of the share capital of the Company on a Fully Diluted basis.

The directeur general of the Company shall be appointed as the seventh Director.

Each Party shall vote in favor of the candidates reasonably proposed by the other Parties, in accordance with the above provisions, at each Shareholders' Meeting held for the purpose of electing directors or re-appointing directors and the Parties shall ensure that their representatives, in case of appointment of members to the Board of Directors by the Board (cooptation), vote in favor of the candidates reasonably proposed by the other Parties in accordance with the above provisions at any meeting of the Board of Directors voting on such an appointment.

If a director chosen from among the candidates proposed by a Party ceases being a director for any reason, the other Parties' representatives (in the event of a cooptation) shall vote in favor of a Person reasonably chosen among the Persons which the Party has designated to fill the vacant director's seat.

If a Party wishes to remove a director whom it nominated in accordance with this Article, the other Parties shall vote in favor of such removal.

The members of the Board of Directors shall be reimbursed for their reasonable travel and out-of-pocket expenses incurred to attend physically one meeting of the Board of Directors annually, and any meeting where the physical presence of the members of the Board of Directors is required in accordance with applicable law based on the agenda for the meeting, upon presentation of the relevant receipts, such travel to be business class and to include not more than two nights of hotel stay at a reasonably priced hotel.

SECTION 2.2 MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors shall meet as often as necessary and, in any event, at least once per calendar quarter.

The President of the Board of Directors shall, upon joint request by one of the AGF PE Directors and one of the Other Investors Directors, call a meeting of the Board to be held not later than seven (7) Business Days following the receipt of any such request, provided that the directors making such request shall undertake to attend such requested board meeting.

Notice convening a meeting of the Board of Directors must be given five (5) Business Days before the meeting, or such shorter notice period as may be agreed by all members of the Board of Directors.

All meetings of the Board of Directors may be held by telephone or videoconference to the full extent permitted by law.

Except as provided herein, the quorum requirements for meetings of the Board of Directors shall be as provided by applicable law.

With respect to any meeting of the Board of Directors called to consider any of the matters referred to in Section 2.3 (ii) or (iii) hereunder, in addition to the quorum requirements for meetings of the Board of Directors as provided by applicable law, a quorum shall be deemed to exist only if at least one of the AGF PE Directors and at least one of the Other Investors Directors attend or are represented at such meeting. If such meeting cannot be held because neither of the AGF PE Directors or neither of the Other Investor Directors are present or represented at such meeting, a second meeting of the Board of Directors shall be called with the same agenda as the first meeting, not earlier than five (5) Business Days after the date scheduled for the previous meeting. The quorum requirements for such second meeting, and any subsequent meeting held with the same agenda, shall be as required by applicable law, without the requirement that one of the AGF PE Directors and one of the Other Investors Directors be present or represented.

SECTION 2.3 DELIBERATIONS OF THE BOARD OF DIRECTORS

(i) All decisions of the Board of Directors shall require the approval of the majority of the Directors present or represented at such meeting, except for the appointment of the directeur general, which shall require the vote of two-thirds of the Directors present or represented at such meeting, and for the decisions listed below. The President of the Board of Directors shall not have a casting vote.

(ii) The Parties represented on the Board of Directors shall take all actions to ensure that none of the following actions are taken or approved by the Board of Directors, the President of the Board of Directors, or any manager of the Company, and that none of the following actions are submitted by the Board of Directors or by such Parties to the approval of the shareholders' meeting, without the prior approval of a majority of 6/7ths of the Board of Directors present or represented at a valid meeting of the Board of Directors:

         (a) Amend the articles of association (statuts) of the Company or equivalent document in respect of foreign subsidiaries;

         (b) Acquire, sell, transfer, lease, pledge or otherwise dispose of (whether by a single transaction or a series of related transactions) the whole or any material part of its business or assets (except for current assets realized in the ordinary course of trading) representing more than EUR 500,000 per transaction, not provided for in the approved annual budget;

         (c) Create, acquire, establish, sell, transfer, merge or otherwise dispose of any subsidiary or of any interest in any other company, group or entity;

         (d) Take any steps to wind-up or have an administrator appointed over the management of the Company;

         (e) Conclude any legal arrangement which grants an exclusive or controlling right to any party of the Company's intellectual property or otherwise materially changes the management of the Company's intellectual property;

         (f) Issue or grant any right, option or warrant to subscribe for or otherwise acquire any share of the Company to any Founders, except as the same may result from a statutory right to subscribe;

         (g) Conclude or amend any agreement between the Company and any of its shareholders, officers or managers (directly or indirectly);

         (h)      Increase or decrease the share capital of the Company;

         (i) Authorize the issuances of any securities having a preference over or on a par with Class B Shares or change the rights, preferences or privileges of the Class B Shares; and

         (j)      Change the number of members of the Board of Directors.

         The Parties shall procure that none of the above-mentioned decisions shall be taken with respect to any subsidiary of the Company without submitting it to the prior approval of the Board of Directors of the Company at the majority defined in this Section 2.3 (ii).

(iii) The Parties represented on the Board of Directors shall take all actions to ensure that none of the following actions are taken or approved by the Board of Directors, the President of the Board of Directors, or any manager of the Company, and that none of the following actions are submitted by the Board of Directors or by such Parties to the approval of the shareholders' meeting, without the prior approval of a majority of 5/7ths of the members of the Board of Directors present or represented at a valid meeting of the Board of
         Directors:

         (a)      Approve any change in the Business Plan;

         (b) Introduce or effect any change in the nature of the Company's business, except as provided in the approved Business Plan;

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                                                                             12

         (c) Approve the annual budget and the annual financial statements;

         (d) Contract any commitment not provided for in the approved annual budget including any guarantee, pledge or other security in excess of EUR 200,000, whether in a single transaction or a series of related transactions;

         (e) Incur any indebtedness for borrowed money in excess of a maximum aggregate sum outstanding at any time of EUR 200,000;

         (f)      Pay or otherwise declare a dividend or other distribution;

         (g) Appoint (or change the remuneration or amend the employment agreement of) the officers and managers (mandataires sociaux) of the Company, the Key Employees and, more generally of the directeur financier, directeur des ventes or any other directeur, and any employee with a gross compensation (including any bonus or commission and the value for taxation purposes of any benefits in kind) in excess of EUR 100,000 per annum;

         (h) Make any changes in the statutory auditors or accounting reference date;

         (i)      Decide any IPO;

         (j) Issue or grant any right, option or warrant to subscribe for or otherwise acquire any share of the Company (except to the Founders), except as the same may result from a statutory right to subscribe, or create any stock purchase plans;

         (k)      Designate any person as a Key Employee;

         (l) Grant dismissal indemnities in addition to those required by applicable law; and

         (m) Decide, with respect to any Key Employee, whether to exercise the option to require such Key Employee to be bound by its non-compete undertaking as provided in the non-compete agreement attached as EXHIBIT D hereto.

         The Parties shall procure that none of the above-mentioned decisions shall be taken with respect to any subsidiary of the Company without submitting it to the prior approval of the Board of Directors of the Company at the majority defined in this Section 2.3(iii).

(iv) The Parties undertake to vote against any resolution submitted by any Shareholder to any meeting of the shareholders of the Company concerning any of the actions listed in paragraphs (ii) and (iii) above that has not been approved by the requisite majority of the Board of Directors in accordance with paragraphs (ii) and (iii) above.

SECTION 2.4 PROVISION OF INFORMATION

(a) The Parties shall cause the Board of Directors to cause the Directeur General of the Company to provide the Parties with the following information:

- Monthly, within 15 days after the end of each calendar month: balance sheet, statement of cash flow and income statement, including a report on the material events having occurred during the relevant month and including such other information as requested by Investors;

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                                                                              13

- Quarterly, within 30 days after the end of each calendar term: quarterly financial statements (balance sheet, statement of cash flow and income statement) un-audited consolidated quarterly financial statements, together with a report on recent developments as well as on the financial, commercial and technical forecasts of the Company;

- Yearly, within ninety days after the end of each fiscal year, the annual financial statements (balance sheet, statement of cash flow and income statement) and, as the case may be, the consolidated annual financial statements together with the statutory auditor's report;

- Yearly, within thirty days prior to the beginning of each fiscal year, annual budget relating to the up-coming fiscal year including the income statements for each quarter, the monthly cash forecasts, the input/output plan in the investment expenditures of the Company and its subsidiaries, as the case may be;

- At the request of any Investors, the Minutes of the Board and Shareholder's meeting.

(b) The Parties shall provide the directeur general of the Company with a copy of the executed Representations and Warranties Agreement, and shall instruct the directeur general to notify the Parties hereto promptly of any fact of which the directeur general has knowledge which is reasonably likely to result in a claim for indemnification thereunder as provided therein.

(c) Any Party or Parties that individually or collectively hold more than 10% of the share capital of the Company on a non-diluted basis may convene by notice to the other Parties that hold more than 10% of the share capital of the Company on a non-diluted basis an informational meeting, in which all such Parties may participate by telephone or videoconference, to discuss the matters set forth in such notice and any other matters notified to all such Parties by facsimile at least 24 hours prior to the scheduled informational meeting. Such informational meetings shall occur at least once every six weeks.

(d) In addition to the foregoing rights to receive information, each Investor may conduct one or more audits of the Company's books, records, commercial, financial and strategic documentation on reasonable notice to the Company, to be conducted in a manner not to unreasonably interfere with the Company's operations. The Investors agree to cooperate reasonably with each other in respect of any such audits in order to avoid multiple audits. The reasonable costs of one audit per year shall be borne by the Company; the costs of any additional audit shall be borne by the Investor conducting the audit; provided, that if the Board of Directors in its good faith judgment shall determine that the results of the audit were materially beneficial to the Company, then the Board of Directors shall authorize the reimbursement by the Company of, and the Company shall reimburse, the reasonable fees and expenses related to such audit.
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                                                                              14

                      ARTICLE III - CONTRACTUAL UNDERTAKING

The Parties agree that the granting after the date hereof of any Securities to any employee or manager of the Company shall be conditioned upon the prior execution by such employee or manager of a French translated version of the draft Contractual Undertaking attached as EXHIBIT C hereto. Each Party hereby empowers the President of the Board of Directors to execute, on its behalf, any such Contractual Undertaking.

                        ARTICLE IV - TRANSFERS OF SHARES

SECTION 4.1 RESTRICTIONS ON TRANSFER

(a) The following Transfers are not subject to any restriction (provided that the assignee, if it is a Third Party, agrees to be bound by this Agreement in accordance with Section 13.4 below):

         (i) Transfers of Securities by any Party to one of its Affiliates, provided that (A) such transferring Party provides reasonable evidence to the other Parties that such transferee is effectively an Affiliate and provided further that, (B) in the event where such Affiliate ceases to be an Affiliate of such Party, the Securities so Transferred shall be Transferred back to the initial Party (in case of failure to do so, the Securities held by such Affiliate would become subject to the provisions of Section 4.5 below); provided, however, that no Founder shall Transfer Securities to his spouse, linear ascendants or linear descendant under this Section 4.1(a) without the prior consent of AGF PE, such consent not to be unreasonably withheld and such consent to be provided, in particular, where such Founder (A) demonstrates that such Transfer is advantageous for such Founder for tax or estate planning purposes, and (B) provides reasonable assurance that such Transfer will not materially negatively affect the management, financial situation or prospects of the Company or the liquidity of the Investors Securities;

         (ii) Transfers of Securities by any Party that is an investment fund, in preparation for liquidation, to its owners or members or to other investment funds on the secondary market; provided, however, that there are no more than ten such owners, members or other funds;

         (iii) Transfers of one Share by a Party to a member of the Board of Directors, and Transfer by such member of the Board of Directors back to such Party;

         (iv)     Transfers of Securities in accordance with Section 6.2;

         (v) Transfers of Securities made in accordance with the provisions of Article V and VIII;

         (vi) Transfers of Securities by a Founder as may be required by the provisions of the Representations and Warranties Agreement signed on the date hereof;

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                                                                              15

         (vii) Transfers of Securities by Remote Reward to Alkantz in accordance with the call option agreement referred to in
                  Article X.

         Any Transfer of Security made in accordance with the provisions of this
         Section 4.1 shall be notified to the President of the Board of Directors and to the Parties.

         In all other cases, Securities shall only be Transferred in strict accordance with all of the terms, provisions and conditions of this Agreement.

(b) In addition to the other restrictions on Transfer set forth herein, as an essential condition to the investment of the Investors contemplated by the Investment Agreement, each Founder and Remote Reward undertake not to Transfer any Security directly or indirectly owned by him or it from the date hereof until the earlier of (i) December 31, 2006 or (ii) a Listing, except as permitted pursuant to Section 4.1(a) above and in the following cases:

         - in case of a Transfer of at least 95% of the Securities of the Company in accordance with Section 4.6 hereof;

         - in case of exercise of his or its rights under Section 4.4 hereof;

         - Transfer(s) of up to a maximum number of Shares representing in the aggregate during the above-mentioned period, not more than 10% of the Shares owned by him or it as of the Closing Date.

SECTION 4.2 PRE-EMPTIVE RIGHT

(a) If one or several Parties (a "TRANSFEROR") receive(s) a Bona Fide Offer from a Third Party or a Party, which it (or they) accept(s), subject to the rights of the other Parties as provided herein, or addresse(s) a Bona Fide Offer to a Third Party or a Party, for all or any portion of its (their) Securities (the "OFFERED SECURITIES"), the Transferor shall give the President of the Board of the Company and the other Parties hereto written notice (the "TRANSFER PROPOSAL NOTICE") of its decision to Transfer, together with a copy of the Bona Fide Offer, and shall offer (the "TRANSFER PROPOSAL") to sell the Offered Securities to the other Shareholders which are Parties hereto (jointly referred to as the "OFFEREES"), subject to the provisions of paragraph (b) below, for cash consideration and on the other terms contained in the Bona Fide Offer. If applicable, the Transfer Proposal Notice shall also contain the information needed by any Offeree to exercise its Proportional Co-Sale Right and its Tag Along Right.

         If the proposed transferee is a Party, (i) it shall be entitled to exercise its Pre-Emptive Right under this Section 4.2(a) as if it were an Offeree, (ii) the Transfer Proposal Notice shall indicate whether, in case of exercise by any Offeree of its Pre-Emptive Rights, the proposed transferee wishes to exercise its Pre-Emptive Rights, and
         (iii) if the proposed transferee so indicates that it wishes to exercise its Pre-Emptive Rights, such proposed transferee shall be considered to be an Offeree for the purposes of paragraphs (c) to (h) hereafter (with the exception of paragraphs (f) to (h)) and, for computing purposes, shall be deemed to have exercised its Pre-Emptive Right on all the Offered Securities.

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                                                                              16

(b) Any Offeree that wishes to exercise its Pre-Emptive Right shall have thirty (30) days from the date of receipt of the Transfer Proposal Notice (the "TRANSFER PROPOSAL DATE") to accept the Transfer Proposal by giving written notice to the Transferor and to the President of the Board of the Company (the "NOTICE OF ACCEPTANCE"). In the Notice of Acceptance the Offeree must specify the number of Offered Securities that it wishes to purchase through exercise of its Offeree's Pre-Emptive Right and, if applicable, must indicate whether it agrees to purchase through the exercise of its Pre-Emptive Right any Securities of any Party that exercises its Proportional Co-Sale Right or its Tag Along Right. Each Notice of Acceptance shall be unconditional and irrevocable, subject to paragraph (d) below.

(c) Any portion of the consideration for the Offered Shares to be paid in accordance with the Bona Fide Offer which is in securities listed on a regulated market where the average daily value of transactions on such security over the six (6) months preceding the Transfer Proposal Date exceeds five hundred thousand euros (EUR 500,000) (it being understood that the French Marche Libre shall not be considered as a regulated market), shall be deemed to be valued at the average closing price over the twenty (20) trading days prior to the Transfer Proposal Date.

(d) If the consideration to be paid pursuant to the Bona Fide Offer is not entirely in cash or in cash and securities listed on a regulated market where the average daily amount of transactions on such security over the six (6) months preceding the Transfer Proposal Date exceeds five hundred thousand euros (EUR 500,000) (it being understood that the French Marche Libre shall not be considered as a regulated market), the Transferor shall offer to the Offerees, in the Transfer Proposal Notice, terms for the payment of consideration by the Offerees for the Offered Securities which are substantially equivalent in cash to those set out in the Bona Fide Offer. If the Offerees accepting the Transfer Proposal believe in good faith that the terms offered by the Transferor are not as advantageous as those offered in the Bona Fide Offer (hereinafter the "DISSENTING OFFEREES") they may reject such terms by so notifying the Transferor and the President of the Board of the Company in the Notice of Acceptance. Any Dissenting Offeree must provide notice of such rejection to all other Parties hereto. If the terms of the offer are not so rejected by any Offeree, they shall be deemed accepted all Offerees that accepted the Transfer Proposal.

         If any Dissenting Offeree shall so reject the fairness of the consideration proposed by the Transferor, if all Dissenting Offerees and the Transferor cannot reach an agreement on the consideration within ten (10) days of receipt of the Notice of Acceptance or if the Transferor does not withdraw the Transfer Proposal within ten (10) days after the expiration of the foregoing ten (10)-day period, then any of the Transferor or Dissenting Offerees may request by notice to the others that the cash value of the consideration set forth in the Bona Fide Offer for all of the Offered Securities shall be determined by an expert evaluation as set forth below.

         Within 10 days after any such notification, the Transferor, on the one hand, and the and the Dissenting Offerees, on the other hand, shall each designate by notice to the other an expert, which shall be a first-rank investment bank with offices in Paris and with demonstrated significant experience in mergers and acquisitions in Europe and in particular in the valuation of companies in the telecommunications industry with activities in Europe. If either of the Transferor, on the one hand, or the Dissenting Offerees, on the other hand, shall fail to so designate such an expert, such expert shall be designated by the Paris Tribunal de Commerce ruling in refere proceedings, without appeal, based on request by the other group, and any other Offeree that exercised its Pre-Emptive Right hereunder shall be entitled to be heard. Any expert so appointed shall act as a third party within the meaning of article 1592 of the French Civil Code, and not as an arbitrator.

         The two experts shall be instructed to determine the cash value of the consideration set forth in the Bona Fide Offer based on valuation methods relevant to the Bona Fide Offer and the entity concerned, including, as applicable, the cash requirements of the relevant entity and considering the valuation method of price-per-engineer (if the relevant entity is in the telecom industry, with consideration given to the relative weight of design functions as compared to other activities of such the relevant entity and to software engineers as compared to hardware engineers) (collectively, the "VALUATION CRITERIA").

         Each expert so designated shall be instructed by the appointing party to deliver its determination to all of the Transferor, the Dissenting Offerees, any other Offeree that exercised its Pre-Emptive right or its Tag-Along Right hereunder and to the Company, together with all supporting calculations and justification within fifteen (15) days after its appointment. The Parties shall cause the Company to provide to both experts all supporting documentation reasonably requested by either expert in respect of its determination and shall otherwise cooperate with the experts. The Transferor, on the one hand, shall bear the fees and expenses of the expert appointed by or on behalf of it, and the Dissenting Offerees, on the other hand, shall bear the fees and expenses of the expert appointed by or behalf of them.

         If the higher of the valuations of the consideration as determined by the two experts does not exceed the lower of the valuations of the consideration by an amount equal to or greater than 33% of the lower of such valuations of the consideration, then the valuation of the consideration shall be deemed to be the average of the two valuations of the consideration as determined by the two experts. If, however, the higher of the valuations of the consideration as determined by the two experts exceeds the lower of such valuations of the consideration by an amount equal to or greater than 33% of the lower of such valuations of the consideration, then the Transferor and all Offerees shall meet within ten (10) days after the receipt of the second expert evaluation in order to agree with respect to the Per Share Value. If they shall fail to so agree, a third expert shall be designated in accordance with the following paragraph.

         The third expert shall be appointed by the Paris Tribunal de Commerce based on the first request by any of the Transferor or the Dissenting Offerees, and shall be a first-rank investment bank with offices in Paris, with demonstrated significant experience in mergers and acquisitions in Europe and in particular in the valuation of companies in the telecommunications industry with activities in Europe and with no conflict of interest with any of the Shareholders or of the Company. The expert shall be instructed to base its determination of the valuation of the consideration on the Valuation Criteria and to deliver its determination to the Parties and the Company within fifteen (15) days after its appointment. The Parties hereto shall share equally the fees and expenses of such expert. The valuation of the consideration shall be deemed to be the average of (i) the valuation of the consideration as determined by such third expert and (ii) the valuation of the consideration determined by one of the two first experts that shall be the closest to the valuation of the consideration determined by such third expert.

         The cash value of the consideration for the Offered Securities as determined by the expert procedure described above shall be binding on the Dissenting Offerees and also on the other Offerees.

         If such cash value so determined by the expert procedure is greater than 110% of the consideration mentioned in the Transfer Proposal Notice, any Offeree that accepted the Transfer Proposal shall be entitled to decide not to pursue the purchase of the Offered Securities by giving the Transferor notice thereof in writing within ten (10) days from the date of determination of the valuation of the consideration as set forth above. In such case, if applicable, any such withdrawing Offeree shall be entitled to exercise immediately its Proportional Co-Sale Right or its Tag Along Right.

         The Transferor shall also be entitled not to proceed with the contemplated Transfer by giving the other Parties notice of its decision within the ten (10)-day period specified above, if the cash consideration for the Offered Securities so determined by the expert procedure is less than 90% of the cash consideration set forth determined by the Transferor in the Transfer Proposal Notice.

(e) If the aggregate number of Securities that the Offerees wish to preempt pursuant to the Notices of Acceptance (taking into account, if applicable, any withdrawal by any Offeree of its Notice of Acceptance as permitted pursuant to paragraph (d) above following determination of the value of consideration in accordance with the expert procedure) is lower than the number of Offered Securities (increased, if applicable, by the Securities of any Party that exercises its Tag Along Right), this Pre-Emptive Right shall not apply.

(f) In the event the Pre-Emptive Right does apply in accordance with the preceding paragraphs:

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                                                                              19

         (i) In the event the Transferor is an Investor, the Offered Securities (increased, if applicable, by the Securities of any Party that exercises its Tag Along Right) shall be allocated, as a first-rank right, among the Investors who exercised their Pre-Emptive Rights in accordance with Section 4.2(b) above, pro rata based on the ratio which the number of Shares held by each such Investor bears to the number of Shares held by all Investors who so exercised their Pre-Emptive Rights, but limited, for each such Investor, to the number of Securities it wished to pre-empt based on its Notice of Acceptance.

                  The remaining Offered Securities (increased, if applicable, by the Securities of any Party that exercises its Tag Along Right), if any, shall be allocated, as a second-rank right, among those of the Founders and Remote Reward that exercised their Pre-Emptive Rights in accordance with Section 4.2(b) above, pro rata based on the ratio which the number of Shares held by each of them bears to the number of Shares held by those of them that exercised their Pre-Emptive Rights.

         (ii)     If the Transferor is a Founder or Remote Reward (subject to
                  Section 4.1(b) above), the Offered Securities (increased, if applicable, by the Securities of any Party that exercises its Tag Along Right) shall be allocated, as a first-rank right, among those of the Founders and Remote Reward that exercised their Pre-Emptive Rights in accordance with Section 4.2(b) above, pro rata based on the ratio which the number of Shares held by each of them bears to the number of Shares held by those of them that exercised their Pre-Emptive Rights, but limited, for each of them, to the number of Securities it wished to pre-empt based on its Notice of Acceptance.

                  The remaining Offered Securities (increased, if applicable, by the Securities of any Party that exercised its Tag Along Right), if any, shall be allocated, as a second-rank right, among the Investors that exercised their Pre-Emptive Rights in accordance with Section 4.2(b) above, pro rata based on the ratio which the number of Shares held by each such Investor bears to the number of Shares held by all such Investors who exercised their Pre-Emptive Right.

                  In connection with the allocation of Securities under this
                  Section 4.2(f), Securities shall be rounded off to the closest whole number.

(g) The purchase price for the Offered Securities which are to be purchased by the Offerees who accept said Transfer Proposal in accordance with this Section 4.2 shall be payable to the Transferor in cash on the later to occur of (i) sixty (60) days after the Transfer Proposal Date or (ii) in the event the value of the consideration is rejected by any Dissenting Offeree, thirty (30) days after the date on which the Transferor and the Offerees agree with respect to such consideration or such consideration is conclusively determined in accordance with the expert procedure as provided in paragraph (d) above.

         Unless otherwise agreed by the Transferor and the Offerees accepting the Transfer Proposal, transfer to the Offerees of title to the Offered Securities (together with, if applicable, the Securities of the Parties who exercise their Proportional Co-Sale Right or their Tag Along Right) shall take place concurrently with the payment of the price, at the registered office of the Company, during working hours. At that time, the Transferor shall deliver the share transfer order required to properly transfer the Offered Securities (together with, if applicable, the Securities of the Parties who exercise their Proportional Co-Sale Right or their Tag Along Right) to the relevant Offerees in consideration for payment of the corresponding sale price.

(h) The Transferor may proceed with the transfer of the Offered Securities pursuant to the Bona Fide Offer only if the Pre Emptive Rights hereunder do not apply, in accordance with paragraph (e) above; provided, that:

         - the Transfer of the Offered Securities in accordance with the Bona Fide Offer occurs within thirty (30) days after the later to occur of (i) expiration of the 30-day period set forth in
                  Section 4.2(b) for submitting Notices of Acceptance, where there is no Dissenting Offeree, or (ii) in the event the value of the consideration is rejected by any Dissenting Offeree, thirty (30) days after the date on which the Transferor and the Offerees agree with respect to such consideration or such consideration is conclusively determined in accordance with the expert procedure described in paragraph (d) above;

         - the necessary steps are taken by the Transferor to provide for the exercise of the Proportional Co-Sale Right and Tag Along Right, where applicable; and

         - if the transferee is not a Party, it shall have duly executed and delivered to the Parties hereto an Agreement to be Bound.

(i) If the Bona Fide Offer concerns at least 95 % of the share capital of the Company on a non-diluted basis, the Parties agree that all time limits mentioned in paragraphs (a) to (h) above shall be modified as follows:

         - the Offerees shall have ten (10) days after the date of receipt of the Transfer Proposal Notice to exercise their Pre-Emptive Right and to send the Notice of Acceptance in accordance with paragraph (b);

         - in case the terms of the Offer are rejected in accordance with paragraph (d), the concerned Parties shall try to reach an agreement on the consideration within three (3) days from the Notice of Acceptance; if they fail to reach an agreement within this three-day period, the price of the Offered Shares shall be determined in accordance with the expert procedure, in accordance with paragraph (d) above, each expert thus appointed being instructed to submit its valuation within 15 days after its appointment; in view of the valuation resulting from the expert procedure and in the specific cases provided for in paragraph (d), the concerned Parties shall give notice of their decision not to pursue the purchase or, when applicable, the Transfer of concerned Securities within three
                  (3) days from the date of determination of the valuation of the consideration;

         - payment of the purchase price of the Offered Securities by the Offerees shall take place on the last to occur of (i) fifteen
                  (15) days after the Transfer Proposal Date or (ii) in the event the value of the consideration is rejected by any Dissenting Offeree, five (5) days after the date on which the Transferor and the Offerees agree with respect to such consideration or such consideration is conclusively determined in accordance with the expert procedure described in paragraph
                  (d) above.

         Except for the foregoing modifications to the applicable time limits, all other provisions of this Section 4.2 will be applicable without any modification.

SECTION 4.3 PROPORTIONAL CO-SALE RIGHT (DROIT DE SORTIE PROPORTIONNELLE)

If, in accordance with Section 4.2(a), the Transferor is a Founder or Remote Reward, and if the proposed Transfer described in the Transfer Proposal does not trigger the application of Section 4.4 hereof, each Investor shall be entitled to choose to participate in said Transfer as follows:

(a) Each Investor wishing to participate in the Bona Fide Offer (a "CO-SELLING INVESTOR"), instead of exercising its Pre-Emptive Right in accordance with Section 4.2 of this Agreement, shall so notify the Transferor and the President of the Board of the Company in writing during the thirty (30) day period set forth in Section 4.2(b) above (or, in case the consideration is rejected by a Dissenting Offeree in accordance with Section 4.2(d), within ten days after the value of the consideration is agreed by the Transferor and the Offerees or is determined in accordance with the expert procedure as provided in
         Section 4.2(d)).

(b) Each Co-Selling Investor shall be entitled, in accordance with the terms of the Bona Fide Offer, to Transfer, at the same time and on the same terms and conditions as the Transferor, a number of Securities equal to the total number of Offered Securities multiplied by a fraction, the numerator of which is the total number of Shares held by the Co-Selling Investor, and the denominator of which is the aggregate number of Shares collectively held by all Co-Selling Investors and the Shares held by the Transferor, such that the number of Securities to be transferred to the proposed transferee is equal to the number of Offered Securities set forth in the Transfer Proposal; provided that the Co-Selling Investor may not participate with respect to less than such number of Securities so determined.

(c) In the event any Investor shall not wish to exercise its Proportional Co-Sale Right hereunder, then, unless such Investor exercise its Pre-Emptive Right hereunder, then the remaining Co-Selling Investors may Transfer, in accordance with the terms of the Bona Fide Offer, at the same time and on the same terms as the Transferor, such number of Shares which such Investor would have been permitted to Transfer pursuant to its Proportional Co-Sale Right (the "REMAINING CO-SALE SHARES"), each other Investor to be permitted to Transfer a portion of such Remaining Co-Sale Shares determined pro rata based on the number of Shares held by each other Co-Selling Investor.

The Co-Selling Investors shall not be required to give any representations and warranties (other than standard non-operational representations and warranties such as regarding due ownership of the Shares being Transferred and due authorization to Transfer such Shares), nor agree to any non-compete undertaking, in connection with the Transfer.

In order to ensure that the proposed transferee purchases from all Co-Selling Investors such number of Securities as determined above, the Transfer of the Offered Securities to the proposed transferee by the Co-Selling Investors shall occur simultaneously with such transfer by the Transferor in accordance with
Section 4.2(h) above, failing which the Transferor shall be bound to purchase the Offered Securities sold by the Co-Selling Investors.

SECTION 4.4 TAG ALONG RIGHT (DROIT DE SORTIE TOTALE)

If, as a result of the Transfer contemplated in the Transfer Proposal (or successive Transfers over the 12-month period preceding the date of the Transfer Proposal to the same proposed transferee(s)), the proposed transferee(s) (acting jointly as that term is defined in article L.233-10 of the Commercial Code) would have control over 50% or more of the share capital or voting rights of the Company (on a non-diluted basis), then the following Tag Along Right shall apply:

(i) each Party wishing to participate in the Bona Fide Offer (a "TAGGING OFFEREE"), instead of exercising its Pre-Emptive Right in accordance with Section 4.2 above, shall notify the Transferor and the President of the Board of the Company in writing during the thirty (30)-day period set forth in Section 4.2(b) above (or, in case the consideration is rejected by a Dissenting Offeree in accordance with Section 4.2(d), within ten days after the value of the consideration is agreed by the Transferor and the Offerees or is determined in accordance with the expert procedure as provided in Section 4.2(d)), that it wishes to exercise its Tag Along Right provided by this Section 4.4;

(ii) each Tagging Offeree shall be entitled, in accordance with the terms of the Bona Fide Offer, to Transfer, at the same time and on the same terms and conditions as the Transferor Shareholder(s) (subject to the provisions of Article VI if the Tagging Offeree is an Investor), all or a portion of its Securities, at its own choice, to the proposed transferee.

In the event the Tag Along Right hereunder is triggered by successive Transfers of Securities over the 12-month period preceding the date of the Transfer Proposal, the purchase price to be received by the Tagging Offeree(s) shall be the higher of (i) the price set forth in the Bona Fide Offer triggering the application of the Tag Along Right or (ii) the average of the Transfer prices paid by the proposed transferee pursuant to such previous successive Transfers.

The Tagging Offerees shall not be required to give any representations and warranties (other than standard non-operational representations and warranties such as regarding due ownership of the Shares being Transferred and due authorization to Transfer such Shares) or agree to any non-compete undertaking, in connection with the Transfer.

In order to ensure that the proposed transferee purchases from all Tagging Offerees the Securities to be sold pursuant to the exercise of the Tag Along Right above, the Transfer of the such Securities to be sold pursuant to the exercise of the Tag Along Right above to the proposed transferee by the Tagging Offerees shall occur simultaneously with the transfer of the Offered Securities by the Transferor in accordance with Section 4.2(h) above, failing which the Transferor shall be bound to purchase the Offered Securities sold by the Tagging Offerees.

SECTION 4.5 TRANSFERS FROM A PARTY TO AN AFFILIATE - CHANGE IN CONTROL

In the event that (i) in accordance with Section 4.1 a Party (the "FORMER CONTROLLING PARTY") has Transferred part or all of its Securities to an Affiliate and such Affiliate ceases to be an Affiliate (the "FORMER Affiliate") of the Former Controlling Party (the Person newly controlling the Former Affiliate being referred to as the "NEW CONTROLLING PARTY"), (ii) there occurs a change of control of Remote Reward (the Person formerly controlling Remote Reward being in such case referred to as the "FORMER CONTROLLING PARTY" and the Person newly controlling Remote Reward being in such case referred to as the "NEW CONTROLLING PARTY"), or (iii) MWGL ceases to be wholly owned and controlled by Mr. Tony Cheung and Mr. Chambers T. Y. Wong, each other Party shall have the right, during the 24 month period following such event, to exercise its Pre-Emptive Right and purchase the Securities held by the Former Affiliate, Remote Reward, or MWGL, as the case may be, in accordance with Section 4.2, as if the concerned Former Affiliate, Remote Reward, or MWGL had transferred all of its Securities to a Third Party, with the price to be determined in accordance with paragraph (c) below and with the pre-empted Securities to be allocated pursuant to the provisions of Section 4.2(f) among the Offerees who exercise their pre-emptive rights hereunder.

If the New Controlling Party, as a result of the change of control of the Former Affiliate, of Remote Reward, or of MWGL, as the case may be, holds more than 50% of the share capital or voting rights of the Company (on a non diluted basis), and if a Party does not wish to exercise its Pre-Emptive Right as described above, such change of control shall trigger the Tag Along Right set forth in
Section 4.4 above, with each such Party (as a Tagging Offeree) being entitled to sell all the Securities that such Party holds to, at such Party's option, the Former Affiliate, Remote Reward, or MWGL, as the case may be, or the New Controlling Party (the "Transferee").

In case of exercise of either the Pre-Emptive Right or the Tag Along Right provided above, the price of the Securities to be sold shall be the fair market value of the Securities as agreed by the Former Affiliate, Remote Reward (provided, that in the event of a change of control of Remote Reward due to the death of Andre Jolivet, references to Remote Reward in this paragraph shall be replaced by a reference to Philippe Rechsteiner or, if he shall not be available, to Patrick Guerillot or, if she shall not be available, to Alain Jolivet), or MWGL, as the case may be, on the one hand and the Offerees on the other hand. Failing such agreement, the Former Affiliate, Remote Reward, or MWGL, as the case may be, shall indicate to the Offerees its estimate of such fair market value, and such fair market value shall be determined in accordance with the expert procedure set forth Section 4.2(d) (the two first experts being appointed in such case by the Former Affiliate, Remote Reward, or MWGL, as the case may be, on the one hand, and by the Offerees, on the other hand). If the fair market value as determined in accordance with the expert procedure is less than 90% of such value as estimated by the Former Affiliate, Remote Reward, or MWGL, as the case may be, prior to the determination in accordance with the expert procedure, than any Offeree may elect not to Transfer its Securities, by so notifying to the Former Affiliate, Remote Reward, or MWGL, as the case may be, prior to the expiration of the 10-day period after determination of the fair market value in accordance with the expert procedure.

         Such transfers shall otherwise be in accordance with the provisions set forth in Sections 4.2 and 4.4 above.

         Notwithstanding the foregoing, with respect to any Transfer under this
         Section 4.5 pursuant to an exercise of a Pre-Emptive Right (a "PRE-EMPTIVE RIGHT TRANSACTION"), in the event there shall be a sale by any Party that exercised its Pre-Emptive Right of any Securities (the "RE-SELLING PARTY") within nine (9) months following the Pre-Emptive Right Transaction, to any third party purchaser (a "RE-SALE TRANSACTION") for consideration per Share that exceeds the consideration per Share in the Pre-Emptive Right Transaction, then, the Re-Selling Party shall pay to the Party that was required to transfer shares to the Re-Selling Party in the Pre-Emptive Right Transaction an amount equal to a percentage of the difference between the per-Share consideration in the Pre-Emptive Right Transaction and the per-Share consideration in the Re-Sale Transaction, multiplied by the number of shares that were Transferred in the Pre-Emptive Right Transaction, as follows (i) if the Re-Sale Transaction occurs within three (3) months after the Pre-Emptive Right transaction, such percentage shall be 100%,
         (ii) if such Re-Sale Transaction occurs three (3) months or more after, but less than six (6) months after, the Pre-Emptive Right, such percentage shall be 66% and, (iii) if such Re-Sale Transaction occurs six (6) months or more after, but less than nine (9) months after, the Pre-Emptive Right, such percentage shall be 33%.

As soon as any Party has knowledge of any event likely to trigger any of the pre-emptive or exit rights described in this Article, it shall notify such event to the President of the Board of the Company, who shall immediately inform the other Parties.

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                                                                              25

SECTION 4.6 DRAG ALONG RIGHT (SORTIE FORCEE)

(a) If a Transfer that would give rise to an obligation to send a Transfer Proposal would result in the Transfer of 95% or more of the Securities of the Company (on a non-diluted basis), then the Transfer Proposal shall be sent to all Shareholders and the President of the Board of Directors, and such Transfer Proposal may, at the Transferor's option, reference the Drag-Along Right provided by this Section 4.6 and the Contractual Undertaking. Such a proposed Transfer shall be subject to the time limits set forth in Section 4.2(i).

(b) If Shareholders representing 75 % or more of the Company's capital and voting rights (on a non-diluted basis) (hereinafter the "MAJORITY SHAREHOLDERS") notify the Transferor and the President of the Board of Directors within ten (10) days after the date of the Transfer Proposal that they wish to accept such Bona Fide Offer from the proposed transferee (the "PURCHASER"), then the Majority Shareholders may then provide joint notice to all Shareholders that they wish to exercise the Drag Along Right provided by this Section 4.6.

(c) If, with respect to the proposed Transfer, the Pre-Emptive Rights provided under Section 4.2 shall have been validly exercised with respect to all of the Offered Securities as provided by Section 4.2(e), then (i) the pre-empting Offerees may, at their option, by notice to the Parties that are not pre-empting Offerees, elect to exercise a drag-along right to purchase all Securities held by such other Parties, or (ii) such other Parties may, by notice to the pre-empting Offerees, exercise a tag-along right to sell to the pre-empting Offerees all of their Securities, in each case on the terms and for the consideration set forth in the Transfer Proposal or as determined in accordance with
         Section 4.2(d), as applicable. In each case, the Securities to be Transferred to the pre-empting Offerees shall be allocated among the pre-empting Offerees pro rata based on the percentage of Offered Securities that would otherwise be purchased by such pre-empting Offerees. Such Transfers shall occur simultaneously with the Transfer pursuant to the Pre Emptive Right as contemplated in Section 4.2(i).

(d) If, however, with respect to the proposed Transfer, the Pre-Emptive Rights provided under Section 4.2 shall not have been validly exercised with respect to all of the Offered Securities as provided by Section 4.2(e), then the Drag Along Right provided herein shall be valid, and all Parties shall transfer their securities to the proposed transferee upon the terms and conditions, and for the consideration, set forth in the Transfer Proposal. Such Transfers shall occur simultaneously on the date which is thirty (30) days after the expiration of the 10-day period provided in paragraph (b) above, or such other date as may be agreed by the transferee and the transferors. The Parties other than the Transferor shall not be required to give any representations and warranties (other than standard non-operational representations and warranties such as regarding due ownership of the Shares being Transferred and due authorization to Transfer such Shares) or agree to any non-compete undertaking, in connection with the Transfer.

         In the event that the proposed transferee wishes to acquire more than 95 % of the Securities but less than 100% of the Securities of the Company, the number of Securities to be sold by the shareholders who did not wish to exercise their tag-along right in accordance with
         Article 4.4 above shall be allocated among them on a prorata basis.

         If any Party shall fail to execute its obligations pursuant to this Article, the Majority Shareholders may deposit, on an escrow account, opened in the books of the Caisse des Depots et Consignations, in the name of each defaulting Party, the price for the Securities of the defaulting Minority Shareholders. In such event, the mere delivery to the Company of the Transfer Proposal referencing their intention to exercise the provisions of this paragraph together with the receipt of the deposit of the applicable price on an escrow account will be deemed to be a valid share transfer form and shall bind the Company to book the corresponding transfers on the share transfer register and on the shareholders' accounts.

SECTION 4.7 CENTRALIZATION OF THE OFFERS BY THE BOARD OF DIRECTORS

The Parties hereby empower the Board of Directors of the Company to centralize the notices received by the Parties and to organize the Transfer of Securities pursuant to the provisions of this Article 4. To this end, copies of all notices under Article 4 shall be provided to the President of the Board, who shall notify the Parties, within a five (5)-Business Day period following the expiration of the thirty (30)-day period indicated in Section 4.2(b) (or, if applicable, of the ten (10) day period indicated in Section 4.2(d)), if applicable (as such periods may be shortened as provided in Section 4.2(i), the result of the centralizing of the offers by the Board of Directors of the Company (the "RESULT NOTICE"). The Transfer of Securities under this Section 4.7 shall occur within the periods set forth by the Board of Directors in the Result Notice in application of the terms hereof.

                  ARTICLE V - LISTING OR OTHER LIQUIDITY EVENT

5.1 Without prejudice to the rules of majority under Section 2.3 above to decide on such IPO, the Parties hereby declare their common desire, and agree that it is their common intention, to achieve an IPO on a regulated European or North-American stock exchange operating regularly (hereinafter referred to as the "LISTING") or some other commercially appropriate transaction pursuant to which the Investors would transfer their Shares at a price at least equal to market value on or before December 31, 2007.

         No listing of securities of subsidiaries shall occur prior to a Listing.

         The Investors shall be entitled to subscribe to Shares in connection with any Listing on terms and conditions that are as favorable as the most favorable obtained in this regard by any other Shareholder and pro-rata to their shareholding in the Company as at the date of the Listing or other event, failing which, upon timely notice by any Investor, the Company shall not pursue such Listing.

         The Company will bear all of its expenses incurred in connection with an IPO. If the Company's Securities are listed on a US market, the Company will grant to the Investors customary demand and piggyback registration rights.

5.2 In case no Listing or transaction pursuant to which the Investors have transferred their Shares at a price at least equal to the fair market value thereof has occurred on or before December 31, 2007, then, upon notice by any Investor to the Parties and the Company on or before December 31, 2009, the Investors shall consult and attempt to agree in good faith based on a list of candidates proposed by each of the Investors and by Remote Reward, with respect to an investment bank, which shall be a first-rank investment bank with offices in Paris, with demonstrated significant experience in mergers and acquisitions in Europe and in particular in the valuation of companies in the telecommunications industry in Europe, with no conflict of interest with any Party, to be appointed by the Shareholders (hereinafter referred to as the "AGENT"). If the Investors are not able to agree with respect to the identity of the Agent within 90 days after such notice to all Parties, then upon request by any Investor, the Agent shall be designated promptly by the President of the Board of Directors among the candidates proposed by each of the Investors and Remote Reward.

         The Agent shall be appointed to sell 100% of the Securities of the Company at the then most advantageous terms, as soon as possible and at the latest, if possible, within six (6) months after its appointment.

         Each of the Party shall be entitled to present to the Agent an offer to take over 100% of the Securities of the Company.

5.3 Once the Agent has identified one or several potential purchasers wishing to acquire the Securities held by the Investors at a price calculated prorata based on the market value of 100 % of the Securities of the Company, he shall so notify the President of the Board and the Parties, such notice to include the identity of the proposed purchaser(s), the terms and conditions of the proposed purchase (subject to, if applicable, the provisions of Article VI) and the number of Securities proposed to be purchased (the "EXIT NOTICE"). If, within the ten (10)-day period following the Exit Notice, any Investor elects to accept the offer from the potential purchaser (the "ACCEPTING SECURITY HOLDERS"), it shall so notify the other Parties (the "OTHER SECURITY HOLDERS") and the President of the Board of the Company. If the Accepting Security Holders do not collectively accept the offer set forth in the Exit Notice with respect to all of the Securities proposed to be purchased therein, then the Other Security Holders shall be bound to Transfer to the potential purchaser a number of Securities such that such potential purchaser is able to purchase all of the Securities set forth in the Exit Notice, with each such Other Security Holder being bound to Transfer, under the terms and conditions set forth in the Exit Notice (subject to, if applicable, the provisions of Article VI), to the potential purchaser a number of Securities equal to such deficiency multiplied by a fraction, the numerator of which is the number of Shares held by such Other Security Holder and the denominator of which is the total number of Shares held by such Other Security Holder. The Other Security Holders shall not be required to give any representations and warranties (other than standard non-operational representations and warranties such as regarding due ownership of the Shares being Transferred and due authorization to Transfer such Shares), nor agree to any non-compete undertaking, in connection with the Transfer.

         The obligation of any Other Security Holder to Transfer Securities to the potential purchaser under the foregoing provisions shall only apply if the Transfer of the Securities to the proposed purchaser is consummated within three months after date of the Exit Notice.

         The provisions of the Section 4.6(c) shall be applicable mutatis mutandis to this provision.

                  ARTICLE VI - ALLOCATION OF TRANSFER PROCEEDS

For the purposes of this Article VI:

- "TRANSACTION" means (a)(i) the merger or consolidation of the Company into or with one or more entities, (ii) the merger or consolidation of one or more persons into or with the Company if, in the case of (i) or
         (ii), the Shareholders of the Company prior to such merger or consolidation do not retain at least a majority of the voting power of the surviving entity (on a non-diluted basis), or (b) the voluntary Transfer to another Person of the share capital of the Company if, after such Transfer, the Shareholders of the Company prior to such Transfer do not retain at least a majority of the voting power of the Company (on a non-diluted basis).

- "PROCEEDS" shall mean the aggregate net proceeds of the Transaction received by all Security Holders participating in the Transaction or by the Company, as the case may be, whether cash, securities, assets or some other form of consideration.

- "VALUATION OF THE COMPANY" shall mean the valuation for 100 % of the share capital of the Company on a Fully Diluted basis taken into account in the Transaction to calculate the compensation received by the Shareholders for their Shares. (i.e. for instance valuation of the Company taken into account to calculate the exchange ratio in case of merger or contribution in kind of the Shares).

         In the event the Transaction is not entirely paid in cash, the Founders and Remote Reward, on the one hand, and the Investors, on the other hand, shall in good faith consult with each other in order to agree with respect to the Valuation of the Company. If the Founders and Remote Reward, on the one hand, and the Investors, on the other hand, are unable to agree with respect to the Valuation of the Company within five (5) days after the request of any of the Investors, Remote Reward or the Founders, then any of the Founders, Remote Reward or any Investor may request by notice to the others that such Valuation of the Company be determined in accordance with the expert procedure as provided in Section 4.2.(d) above (and in such case the two first experts shall be appointed by the Founders and Remote Reward, on the one hand, and by the Investors, on the other hand).

SECTION 6.1       ALLOCATION OF THE TRANSFER PROCEEDS

In respect of the first Transaction after the date hereof, in which the Valuation of the Company is less than (i) twenty nine million, nine hundred sixty six thousand, six hundred seventy euros (EUR 29,966,670) (in the event the ABSA Shares 2 are subscribed for by the Investors) or (ii) fourteen million nine hundred eighty-three thousand and three hundred and thirty-five euros (EUR 14,983,335) (in the event the ABSA Shares 2 are not subscribed for by the Investors), then, in consideration for the risks incurred by the Investors by subscribing for the ABSA Shares while the Company is in a development stage, the Parties expressly agree that the Proceeds of the Transaction, shall be allocated in priority to the Investors as set forth below (the amount to be so allocated to the Investors or any Investor, the "PREFERENCE AMOUNT"), with the remainder of the Proceeds to be allocated to the other Shareholders pro rata as if the priority allocation did not exist:

A - CALCULATION OF THE PREFERENCE AMOUNT IF THE ABSA SHARES 2 ARE SUBSCRIBED FOR BY THE INVESTORS.

         If the ABSA Shares 2 are subscribed for by the Investors, then the Preference Amount shall be calculated as follows:

(a) if the Valuation of the Company is less than ten million euros (EUR 10,000,000), then:

         (i) in respect of a Transaction pursuant to which 100% of the share capital is Transferred or a Transaction by way of merger or consolidation, then the Preference Amount to be received by the Investors as a group shall be an amount Y or a portion of the Proceeds of the Transaction valued at Y, as follows:

                           Y = X * 0.8

                               where X equals the Proceeds of the Transaction

                  - the Preference Amount payable to each Investor shall be equal to an amount Z, calculated in Euros:

                           Z = (Y ) * (N/NB)

                               where N equals the number of Shares held by such
                  Investor and NB equals the total number of Shares held by all Investors;

         (ii) in respect of any Transaction in which less than 100% of the share capital of the Company is Transferred, then the Preference Amount to be received by the Investors as a group shall be an amount Y or a portion of the Proceeds of the Transaction valued at Y, as follows:

                  Y = P (X * 0.8)

                  where X represents the Proceeds of the Transaction, and P represents a fraction, the numerator of which is the number of Shares Transferred by the Investors

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                                                                              30

         in the Transaction, and the denominator of which is the total number of Shares owned by the Investors.

                  the Preference Amount payable to each Investor shall be equal to an amount Z, calculated in Euros:

                  Z = (Y ) * (N/NB)

                  where N equals the number of Shares transferred by such Investor in the Transaction and NB equals the total number of Shares Transferred by all Investors in the Transaction.

(b) if the Valuation of the Company in the Transaction is at least ten million Euros (EUR 10,000,000), but less than twenty million Euros (EUR 20,000,000) then:

         (i) in respect of a Transaction pursuant to which 100% of the share capital is Transferred or a Transaction by way of merger or consolidation, then:

                  - the Preference Amount to be received by the Investors as a group shall be an amount Y or a portion of the Proceeds of the Transaction valued at Y, as follows:

                           Y = (EUR 6,000,000) + (X * 0.2)

                           where X equals the Proceeds of the Transaction

                  - the Preference Amount payable to each Investor shall be equal to an amount Z, calculated in Euros:

                           Z = (Y) * (N/NB)

                           where N equals the number of Shares held by such Investor and NB equals the total number of Shares held by all Investors.

         (ii) in respect of any Transaction in which less than 100% of the share capital of the Company is Transferred, then:

                  - the Preference Amount to be received by the Investors as a group shall be an amount Y or a portion of the Proceeds of the Transaction valued at Y, as follows:

                           Y = (P) * (EUR 6,000,000) + (X * 0.2)

                           where X represents the Proceeds of the Transaction, and P represents a fraction, the numerator of which is the number of Shares Transferred by the Investors in the Transaction, and the denominator of which is the total number of Shares owned by the Investors.

                  - the Preference Amount payable to each Investor shall be equal to an amount Z, calculated in Euros:

                           Z = (Y ) * (N/NB)

                           where N equals the number of Shares transferred by such Investor in the Transaction and NB equals the total number of Shares Transferred by all Investors in the Transaction.

(c) if the Valuation of the Company is at least twenty million Euros (EUR 20,000,000), but less than twenty nine million, nine hundred sixty six thousand and six hundred and seventy euros (EUR 29,966,670) then:

         (i) in respect of a Transaction pursuant to which 100% of the share capital is Transferred or a Transaction by way of merger or consolidation, then:

                  - the Preference Amount to be received by the Investors as a group shall be ten million euros (EUR 10,000,000) or a portion of the Proceeds of the Transaction valued at ten million euros (EUR 10,000,000), and

                  - the Preference Amount payable to each Investor shall be equal to an amount Z, calculated in Euros:

                           Z = (EUR 10,000,000) * (N/NB)

                           where N equals the number of Shares held by such Investor and NB equals the total number of Shares held by all Investors.

         (ii) in respect of any Transaction in which less than 100% of the share capital of the Company is Transferred, then:

                  - the Preference Amount to be received by the Investors as a group shall be an amount Y or a portion of the Proceeds of the Transaction valued at Y, as follows:

                           Y = (P) * (EUR 10,000,000)

                           where P represents a fraction, the numerator of which is the number of Shares Transferred by the Investors in the Transaction, and the denominator of which is the total number of Shares owned by the Investors.

                  - the Preference Amount payable to each Investor shall be equal to an amount Z, calculated in Euros:

                           Z = (Y ) * (N/NB)

                           where N equals the number of Shares transferred by such Investor in the Transaction and NB equals the total number of Shares Transferred by all Investors in the Transaction.

B -      CALCULATION OF THE PREFERENCE AMOUNT IF THE ABSA SHARES 2 ARE NOT
           SUBSCRIBED FOR BY THE INVESTORS

If the ABSA Shares 2 are not subscribed for by the Investors, then the Preference Amount shall be calculated as follows:

(a) if the Valuation of the Company is less than five million Euros (EUR 5,000,000), then:

         (i) in respect of a Transaction pursuant to which 100% of the share capital is Transferred or a Transaction by way of merger or consolidation, then the Preference Amount to be received by the Investors as a group shall be an amount Y or a portion of the Proceeds of the Transaction valued at Y, as follows:

                           Y = X * 0.8

                           where X equals the Proceeds of the Transaction

                  - the Preference Amount payable to each Investor shall be equal to an amount Z, calculated in Euros:

                           Z = (Y ) * (N/NB)

                           where N equals the number of Shares held by such
                  Investor and NB equals the total number of Shares held by all Investors;

         (ii) in respect of any Transaction in which less than 100% of the share capital of the Company is Transferred, then the Preference Amount to be received by the Investors as a group shall be an amount Y or a portion of the Proceeds of the Transaction valued at Y, as follows:

                           Y = P (X * 0.8)

                  where X represents the Proceeds of the Transaction, and P represents a fraction, the numerator of which is the number of Shares Transferred by the Investors in the Transaction, and the denominator of which is the total number of Shares owned by the Investors.

                  the Preference Amount payable to each Investor shall be equal to an amount Z, calculated in Euros:

                           Z = (Y ) * (N/NB)

                  where N equals the number of Shares transferred by such Investor in the Transaction and NB equals the total number of Shares Transferred by all Investors in the Transaction.

(b) if the Valuation of the Company in the Transaction is at least five million Euros (EUR 5,000,000), but less than ten million Euros (EUR 10,000,000) then:

         (i) in respect of a Transaction pursuant to which 100% of the share capital is Transferred or a Transaction by way of merger or consolidation, then:

                  - the Preference Amount to be received by the Investors as a group shall be an amount Y or a portion of the Proceeds of the Transaction valued at Y, as follows:

                           Y = (EUR 3,000,000) + (X * 0.2)

                           where X equals the Proceeds of the Transaction

                  - the Preference Amount payable to each Investor shall be equal to an amount Z, calculated in Euros:

                           Z = (Y) * (N/NB)

                           where N equals the number of Shares held by such Investor and NB equals the total number of Shares held by all Investors.

         (ii) in respect of any Transaction in which less than 100% of the share capital of the Company is Transferred, then:

                  - the Preference Amount to be received by the Investors as a group shall be an amount Y or a portion of the Proceeds of the Transaction valued at Y, as follows:

                           Y = (P) * (EUR 3,000,000) + (X * 0.2)

                           where X represents the Proceeds of the Transaction, and P represents a fraction, the numerator of which is the number of Shares Transferred by the Investors in the Transaction, and the denominator of which is the total number of Shares owned by the Investors.

                  - the Preference Amount payable to each Investor shall be equal to an amount Z, calculated in Euros:

                           Z = (Y ) * (N/NB)

                           where N equals the number of Shares transferred by such Investor in the Transaction and NB equals the total number of Shares Transferred by all Investors in the Transaction.

(c) if the Valuation of the Company is at least ten million Euros (EUR 10,000,000), but less than fourteen million nine hundred eighty-three thousand and three hundred and thirty-five Euros (EUR 14,983,335) then:

         (i) in respect of a Transaction pursuant to which 100% of the share capital is Transferred or a Transaction by way of merger or consolidation, then:

                  - the Preference Amount to be received by the Investors as a group shall be five million euros (EUR 5,000,000) or a portion of the Proceeds of the Transaction valued at five million euros (EUR 5,000,000), and

                  - the Preference Amount payable to each Investor shall be equal to an amount Z, calculated in Euros:

                           Z = (EUR 5,000,000) * (N/NB)

                           where N equals the number of Shares held by such Investor and NB equals the total number of Shares held by all Investors.

         (ii) in respect of any Transaction in which less than 100% of the share capital of the Company is Transferred, then:

                  - the Preference Amount to be received by the Investors as a group shall be an amount Y or a portion of the Proceeds of the Transaction valued at Y, as follows:

                           Y = (P) * (EUR 5,000,000)

                           where P represents a fraction, the numerator of which is the number of Shares Transferred by the Investors in the Transaction, and the denominator of which is the total number of Shares owned by the Investors.

                  - the Preference Amount payable to each Investor shall be equal to an amount Z, calculated in Euros:

                           Z = (Y ) * (N/NB)

                           where N equals the number of Shares transferred by such Investor in the Transaction and NB equals the total number of Shares Transferred by all Investors in the Transaction.

SECTION 6.2       MISCELLANEOUS

For the purposes of this Article VI, the Parties agree that, in the event of any contact with a Third Party in connection with a Transaction, they will inform the Third Party of the existence of the provisions of this Article VI and of the resulting allocation of the purchase price.

The Parties acknowledge that such Third Party(ies) shall be required as a term and condition of the Transaction to directly pay to the Investors their share of the Proceeds determined pursuant to the provisions of this Article and, as a consequence, the Parties shall refrain from entering into any agreement providing for a Transaction pursuant to which the Proceeds would not be so allocated to the Parties in accordance with the provisions of this Article.

If, however, the allocation of the Proceeds directly resulting from the Transaction cannot, due to requirements of law, be modified to reflect the foregoing allocation (e.g., contribution in kind of shares, merger), then the Parties other than the Investors shall be bound to Transfer to the Investors, upon any Investor's request, prior to the closing of the considered Transaction, Shares of the Company, at a price of Euro 0.01 per Share, so that, as a result of the contemplated Transaction and of such Transfers of Shares to the Investors, each Investor would receive a share of the Proceeds in accordance with the allocation of Proceeds calculated as mentioned above.

If, for any reason whatsoever, the Transfer of Shares in accordance with the preceding paragraph has not occurred prior to the closing of the considered Transaction, the Parties shall immediately upon receipt of the Proceeds re-allocate such Proceeds among themselves in accordance with the foregoing allocations.

                ARTICLE VII - ISSUES OF SECURITIES - ANTIDILUTION

It is the intention of the Parties that each Party shall be given the opportunity to maintain its percentage shareholding in the Company. The Parties thus undertake not to vote in favor of any resolution submitted to the shareholders of the Company that would have the effect of extinguishing the shareholders' preferential subscription right unless each Party shall have been offered to participate in the relevant transaction so as to maintain its percentage holding in the Company's equity to the same level as immediately prior to the such transaction.

                        ARTICLE VIII - OTHER COMMITMENTS

SECTION 8.1 FUNDING COMMITMENTS OF REMOTE REWARD

In the event the Board of Directors should determine in good faith at any meeting of the Board of Directors held after the end of the year 2004 and before the end of the year 2005 that, as a result of a mere delay in the revenues of the Company that is not linked to a significant decrease in the amount of potential sales that are projected in the commercial pipeline of the Company as compared to the projected figures provided in the business plan attached as EXHIBIT G OF THE INVESTMENT AGREEMENT), it is unlikely that the Company will be able to meet its ordinary course cash requirements beyond the forty five
(45)-day period immediately following such meeting, Remote Reward hereby irrevocably undertakes to grant to the Company one or more shareholders loans (the "SHAREHOLDER LOANS"), within ten (10) days after a request by the Board of Directors, such Shareholder Loans to be used by the Company to fund the ordinary course cash requirements of the Company (at the time of the initial meeting of the Board of Directors that determined that the cash deficiency exists, as determined in the amended business plan prepared by the Board of Directors at such meeting) (the "MONTHLY CASH REQUIREMENT") during the six-month period following the 45-day period referred to above. The aggregate amount of such Shareholder Loans shall not exceed the lesser of (i) six (6) times the MONTHLY CASH REQUIREMENT and (ii) EUR 5,000,000.

Such Shareholder Loans shall bear interest at an annual rate of EURIBOR plus one base point.

The Shareholder Loans shall be repayable upon demand by Remote Reward on the later of (i) January 1, 2006 and (ii) the expiration of a ten (10)-month period following the date of granting of such Shareholder Loan; provided, that Remote Reward shall not request the repayment of all or any portion of the Shareholder Loans to the extent such repayment would endanger the financial situation of the Company and in particular it shall only request repayment to the extent that the Company has enough cash for such repayment.

The Shareholder Loans shall be repaid by the Company, at Remote Reward's discretionary option, to be notified to the Company and to all Parties, (i) in cash, (ii) by compensation with the subscription price to be paid by Remote Reward to subscribe for new shares to be issued by the Company; such shares shall be issued at a price to be agreed upon between the Parties, or, failing such agreement, to be determined in accordance with the expert procedure set forth in Section 4.2(d) above or (iii) a combination of (i) and (ii).

In the event of liquidation of the Company prior to the repayment in full of the Shareholder Loans, Remote Reward hereby agrees that its rights to repayment of the Shareholder Loans (or the remaining unpaid portion thereof) shall be subordinated to the right of the holders of the Class B Shares to receive the Liquidation Preference pursuant to Article 19-3(a), (b) or (c), as applicable, of the amended by-laws of the Company as of the Closing Date.

In the event of a Transaction prior to the repayment in full of the Shareholder Loans, Remote Reward hereby agrees that its right to repayment of the Shareholder Loans (or the remaining unpaid portion thereof) shall be subordinated to the right of the Investors to receive the Preference Amount in respect of such Transactions, with the result that the Preference

Amount in respect of such Transaction shall be calculated as if the Valuation and the Transfer Proceeds had been increased by the nominal value of the Shareholder Loans then unpaid by the Company.

As an example for the last paragraph, assuming that (i) the ABSA Shares 2 have been subscribed for by the Investors, (ii) that a Transaction concerning 100 % of the share capital of the Company occurs (whereby the Investors would transfer 100 % of their Shares), (ii) the Valuation of the Company in such Transaction is EUR 15,000,000, (iii) the Transfer Proceeds are EUR 15,000,000 and (iii) the remaining amount of the Shareholder Loans is EUR 2,000,000, then the Preference Amount due to the Investors shall be calculated as if there had been no Shareholder Loans, i.e. as if the Transaction occurred with a Valuation of EUR 17,000,000, with Transfer Proceeds of EUR 17,000,000 and the Preference Amount due to the Investors would consequently be EUR 9,400,000 (instead of EUR 9,00,000 if the Valuation and Transfer Proceeds had not been changed as mentioned above).

SECTION 8.2 COMMITMENTS OF REMOTE REWARD TO THE COMPANY

Remote Reward hereby undertakes to counter-guarantee the guarantee granted by the Company to the benefit of ANVAR, as reflected in the Interim Financial Accounts (as defined in the Representations and Warranties Agreement).

Consequently, in the event that the Company is required to pay any amount to ANVAR pursuant to the guarantee granted to ANVAR by the Company, Remote Reward hereby undertakes to indemnify and hold harmless the Company, and to pay to the Company the same amount in cash, within ten (10) days of such payment by the Company.

SECTION 8.3 NON COMPETE AGREEMENT

The Parties shall use their best efforts to obtain from all Key Employees designated as such by the Board of Director after the Closing Date the execution of a French translated version of the draft non-compete agreement attached as EXHIBIT D hereto.

           ARTICLE IX - REPRESENTATIONS AND WARRANTIES OF THE PARTIES

SECTION 9.1 REPRESENTATIONS AND WARRANTIES OF THE PARTIES

         Each Party represents and warrants to the other Parties as of the date hereof and as of the Closing Date:

- that it is duly established under the law of the jurisdiction in which it is established and is in good standing in such jurisdiction;

- that it has full power and authority to execute and deliver the Transaction Documents;

- that the execution and delivery of the Transaction Documents by such Party of each Transaction Documents to which it is a party, and the performance by such Party of all of its obligations set forth therein has been, or prior to the Closing Date will be, duly authorized and approved by all requisite corporate action, except for such actions that are specifically intended by the terms of the Transaction Documents to be approved after the Closing Date;

- that the Transaction Documents to which such Party is a party, when executed and delivered, taking into account their respective effective dates, will be valid and binding obligations of such Party in accordance with their terms and will not breach any legal or regulatory provisions nor any organizational documents of such Party; and

- that the execution and delivery of the Transaction Documents to which such Party is a party by such Party do not conflict with and will not result in any default, violation, modification, suspension or termination of any contract or undertaking to which such Party is a party.

SECTION 9.2 REPRESENTATION AND WARRANTY OF MWGL

         MWGL hereby represents that it is 100% owned and controlled by Mr. Chambers Wong and Mr. Tony Cheung.

              ARTICLE X - RESTRICTIONS CONCERNING OTHER AGREEMENTS

No Party hereto shall enter into any agreement or contract with any other Person (including any Party hereto) concerning the management or business of the Company or the Securities, including but not limited to contracts or agreements concerning the purchase, sale or voting of any Securities which are contrary hereto.

Notwithstanding the foregoing, Alkanz Co. Ltd. has been or will be appointed to act as an intermediary for the completion of the Investment pursuant to a Consultancy Agreement among the Company, Alkanz Ltd. and Remote Reward. Pursuant to such agreement, Alkanz Ltd. is entitled to receive (i) a fee payable in cash in an amount of EUR 63,654 upon completion of the First Capital Increase by MWGL and EUR 63,861 upon subscription by MWGL for the ABSA Shares 2, and (ii) 16,197 ordinary shares upon completion of the First Capital Increase and 5,669 ordinary shares upon subscription by MWGL for the ABSA Shares 2 or exercise of the Warrants 2004. The cash portion of the fees shall be paid by the Company and the share portion shall be assumed by Remote Reward by execution of a call option agreement between Alkanz Co. Ltd. and Remote Reward.

                  ARTICLE XI - GOVERNING LAW - CHOICE OF FORUM

SECTION 11.1 GOVERNING LAW

This Agreement shall be governed by and construed in accordance with French law.

SECTION 11.2 CHOICE OF FORUM

Any dispute arising out of or relating to this Agreement shall be submitted to the jurisdiction of the competent court in the jurisdiction of the Court of Appeals of Paris, to which the Parties hereby irrevocably consent.

                               ARTICLE XII - TERM

SECTION 12.1 TERM

This Agreement shall be in effect as from the Closing Date, and shall not take effect if the Investment Agreement shall be validly terminated in accordance with its terms.

The provisions of this Agreement shall expire ten (10) years as from the Closing Date.

SECTION 12.2 TERMINATION

(a) This Agreement shall terminate with respect to a Party whenever that Party ceases being a Security Holder (otherwise than as a result of a Transfer to an Affiliate), provided, that this shall not affect the rights of any other Party.

(b) In addition, this Agreement shall terminate by operation of law upon an IPO of the Securities of the Company.

                     ARTICLE XIII - MISCELLANEOUS PROVISIONS

SECTION 13.1 NOTICES

Any notice, request, formal notice or other communication pursuant to the provisions of this Agreement ("NOTICE") shall be made in writing to the addresses mentioned below and shall be deemed to have been properly served: (i) on the date of delivery, in the case of delivery by hand to the Party on which notice must be served; (ii) for all Parties other than the Founders, on the date of transmission, in the case of transmission by fax, followed by telephone confirmation of receipt immediately following completion of the transmission; or
(iii) on the third day following pre-paid delivery by a recognized international express courier service (e.g., DHL). The addresses for Notice to the Founders shall be the residential addresses set forth on page 1 of this Agreement. Any Party may change its address or the name of the addressee for purposes of this
Article 13.1 by sending the other Parties a written notice of its new address in the manner provided above.

Party: AGF Innovation 3, AGF Innovation 4 or AGF Innovation 5, notice to be sent to AGF PE at the following address:
Address:          11, rue Scribe, BP 293
                  75425 Paris Cedex 09

Attention:        Guillaume Lautour / Benoit Grossmann
Tel:              01 58 18 56 56
Fax:              01 42 65 56 81

Party:            Mighty Wealth Group Limited
Address:          Unit B3, 22/F, Unimix Ind. Centre, 2 Ng Fong Street,
                  San Po Kong, Kowloon, Hong Kong

Attention:        Tony Cheung
Tel:              852-2649-3739
Fax:              852-2648-8806

Party:            Nam Tai Electronics, Inc.
Address:          c/o Nam Tai Group Management Ltd.
                  15/F., China Merchants Tower,
                  Shun Tak Centre,
                  168-200 Connaught Road Central
                  Hong Kong

Attention:        Joseph Li
Tel:              (852) 2263 1218
Fax:              (852) 2263 1223

Party:            REMOTE REWARD
Address:          4 ter, rue de l'Ouest, 92100 Boulogne
Attention:        President (Andre Jolivet)
Tel:              01.41.10.29.10
Fax:              01.41.10.29.28

SECTION 13.2 ENTIRE AGREEMENT

This Agreement, with its exhibits, set forth the entire agreement of the Parties with respect to the business referred to herein. Those documents shall prevail over any negotiations, discussions, communications, understandings or prior agreements between the Parties relating to the subject matter of this Agreement and over any earlier drafts of the Agreement which are all subsumed in these documents.

On the Closing Date, this Agreement shall supersede and render null and void any other agreements existing between some or all of the Parties governing their relationships as Security Holders of the Company (except for the Contractual Undertakings executed in accordance with Article III above).

SECTION 13.3 SUPPLEMENTARY AGREEMENTS; WAIVERS

No supplementary agreement or amendment to this Agreement shall be valid unless memorialized by a writing signed by the Parties hereto.

Waiver by a Party of any condition or waiver of enforcement of a breach of any provision, term or covenant contained in this Agreement at one or more times shall not be considered or construed as a recurring or continuing waiver of that condition or of the right to enforce a breach of any other provision, term or covenant of this Agreement.

SECTION 13.4 SUCCESSORS, HEIRS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES

This Agreement shall inure to the benefit of and be binding on the Parties and their respective successors, heirs and assigns, regardless of whether they are minors or otherwise under a disability, provided however that unless otherwise expressly provided for herein, no Party may assign or delegate any of the obligations created under this Agreement without the prior written consent of the other Parties.

If a Third Party or an Affiliate should acquire Securities previously held by a Party, said Third Party or Affiliate, as the case may be, shall have the same obligations and, provided that the Securities were acquired fully in compliance with this Agreement, the same rights as the original Party, and to this effect, shall sign an Agreement to be Bound. Any such Third Party or Affiliate, as well as any Third Party or Affiliate that becomes an owner of newly issued Securities, shall be required to sign an Agreement to be Bound.

In addition, no issuance of Securities to the benefit of a Third Party shall be decided by the Parties until such Third Party duly executes an Agreement to be Bound. Prior to the execution of any such Agreement to be Bound, the Parties shall agree on the rights and obligations of the Third Party under this Agreement.

For practical reasons, the Parties empower the President of the Board of the Company to execute, on their behalf, the Agreement to be Bound with the potential transferee or subscriber of new Shares of the Company.

SECTION 13.5 GENERAL COVENANT

The Parties hereto shall sign and deliver all documents, provide all information and take or prevent the taking of all measures that may be necessary or appropriate to achievement of the purpose of the objects of this Agreement.

SECTION 13.6 SEVERABILITY

This Agreement shall be deemed severable and the fact that any term or provision hereof may be invalid or impossible to perform shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. In addition, the Parties shall replace any invalid or unenforceable term or provision hereof with a valid and enforceable provision as similar as possible to the invalid or unenforceable provision.

SECTION 13.7 ELECTION OF DOMICILE

For the performance hereof, the Parties elect domicile at their respective domiciles or principal offices as first above written.

SECTION 13.8 CONFIDENTIALITY

The Parties undertake to keep this Agreement strictly confidential, and no Party shall disclose or permit the disclosure of the existence or of all or any part of this Agreement to any third party except (i) with the prior consent of the other Parties, (ii) in the case of litigation between the Parties (and then only to the extent required to be disclosed in connection with the proceedings and pleadings related to such litigation), (iii) to the extent disclosure is required by any law or regulation, including disclosure to any regulatory authorities, or (iv) to the Parties' legal counsels.

Each Investor undertakes to maintain the confidentiality of any confidential information or trade secrets of the Company made known to such Investor by virtue of its investment in the Company or its representation on the Board of Directors and shall not divulge such confidential information or trade secrets to any third party except (i) with the prior consent of the other Parties, (iii) to the extent disclosure of such information is required by any law or regulation, including disclosure to any regulatory authorities or (iv) to such the Investor's legal counsel.

                  [Remainder of page intentionally left blank]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first set forth above.

In nine (9) original copies,

---------------------------                      -------------------------------
Alain Jolivet                                    Andre Jolivet

REMOTE REWARD                                    AGF INNOVATION 3

By:   /s/ Andre Jolivet
      -----------------------                    By: AGF Private Equity
Name: Andre Jolivet

                                                     By: /s/ Guillaume Lautour
                                                         -----------------------
                                                         Name: Guillaume Lautour

AGF INNOVATION 4                                 AGF INNOVATION 5

By:  AGF Private Equity                          By:  AGF Private Equity

     By: /s/ Guillaume Lautour                      By: /s/ Guillaume Lautour
         ------------------------                       -----------------------
         Name: Guillaume Lautour                        Name: Guillaume Lautour

Mighty Wealth Group Limited                      Nam Tai Electronics, Inc.

By: /s/ Tony Cheung                              By: /s/ Joseph Li
    -----------------------                          -------------------------
    Name: Tony Cheung                                Name: Joseph Li

STEPMIND S.A.

By:   /s/ Alain Jolivet
      ------------------------
Name: Alain Jolivet

                                LIST OF EXHIBITS

EXHIBIT A         Allocation of the share capital (i) as of the date hereof
                  and (ii) immediately prior to the Closing Date

EXHIBIT B         Allocation of the share capital (i) immediately after the
                  consummation of the First Capital Increase and (ii) immediately after the consummation of the Second Capital
                  Increase

EXHIBIT C         English draft of the Contractual Undertaking to be executed in
                  French

EXHIBIT D         English draft of the non-compete agreement to be executed in
                  French by Key Employees

                                                                  EXECUTION COPY

                     ======================================

                         REPRESENTATIONS AND WARRANTIES

                                    AGREEMENT
                                  BY AND AMONG

                                AGF INNOVATION 3
                                AGF INNOVATION 4
                                AGF INNOVATION 5

                           MIGHTY WEALTH GROUP LIMITED

                            NAM TAI ELECTRONICS, INC.

                                       AND

                                  ANDRE JOLIVET

                                REMOTE REWARD SAS

                            DATED: NOVEMBER 27, 2003

CONFIDENTIAL

                          REPRESENTATION AND WARRANTIES
                                    AGREEMENT

This Representations and Warranties Agreement (this "AGREEMENT") is entered into on the 27th day of November 2003,

AMONG THE UNDERSIGNED:

-        AGF INNOVATION 3, AGF INNOVATION 4 AND AGF INNOVATION 5,

         fonds communs de placement dans l'innovation, each represented by its managing company, AGF Private Equity, a French societe par actions a directoire et conseil de surveillance with a share capital of Euros 1,000,000, with its registered office at 11, rue Scribe, BP 293, 75425 Paris Cedex 09, registered in the Commercial Registry under the number 414 735 175 RCS Paris (collectively referred to as "AGF PE"), represented by Mr. Guillaume Lautour, duly empowered for the purpose hereof,

-        MIGHTY WEALTH GROUP LIMITED,

         an international business company incorporated in the British Virgin Islands, with a share capital of USD 50,000, with its registered office at Palm Grove House, P.O. Box 438, Road Town, Tortola, BVI, registered under the number 565041, represented by Mr. Tony Cheung, in his capacity as Director,

                                                           (hereinafter "MWGL"),

-        NAM TAI ELECTRONICS INC.

         a company incorporated in the British Virgin Islands, under registration number 3805, with its registered office at McW. Todman & Co., McNamara Chambers, P.O. Box 3342, Road Town, Tortola, British Virgin Islands, represented by Mr. Joseph Li, in his capacity as chief executive officer,

                                                        (hereinafter "NAM TAI"),

         (hereinafter collectively referred to as the "INVESTORS" and individually as an "INVESTOR"),

AND:

-        MR. ANDRE JOLIVET,

         a French national, born on July 4, 1962 in Quimper, residing at 47, rue Henri Tariel 92130 Issy les Moulineaux ,

                                                    (hereinafter "THE FOUNDER"),

-        REMOTE REWARD SAS,

         a French societe par actions simplifiee with a share capital of Euros 90,481,410, with its registered office at 4 ter rue de l'Ouest, 92100 Boulogne, registered in the Commercial Registry under the number 433458304 RCS Nanterre, represented by Mr. Andre Jolivet, in his capacity as President,

                                                  (hereinafter "REMOTE REWARD"),

         (The Founder and Remote Reward being hereinafter collectively referred to as the "GUARANTORS").

         (The Guarantors and the Investors being hereinafter collectively referred to as the "PARTIES" and individually as a "PARTY").

WHEREAS:

1. STEPMIND is a French societe anonyme, with a registered capital of Euros 34,709,907.90, having its registered office at 4 ter, rue de l'Ouest, 92100 Boulogne, registered with the Registry of Commerce and Companies under number 432 237 949 RCS Nanterre (hereinafter the "COMPANY"). The Company was incorporated on June 19, 2000.

2. The Company is engaged primarily in the business of the design and development of baseband integrated circuits, radio frequency integrated circuits (transceivers), as well as system and protocol stacks that address Wide Area Networks (GSM/GPRS/EDGE) and Wireless Local Area networks (802.11a, 802.11b, 802.11g, hiperlan 2) standards (the "BUSINESS").

3. On the date hereof, the Company's share capital consists of 6,463,670 shares, all of the same category, with a par value of Euros 5.37 each.

         Following the authorization by the Company's extraordinary shareholders' meeting on June 19, 2002, the Board of Directors of the Company granted on June 19, 2002, November 26, 2002 and June 18, 2003, respectively, 915,471, 76,060 and 32,140 employee warrants (Bons de Souscription de Parts de Createur d'Entreprise) (the "EMPLOYEE WARRANTS"), 1,012,683 of which remain validly granted as of the date hereof.

4. The Board of Directors of the Company called on October 22, 2003 a general meeting, to be held on November 12, 2003, to decide on (i) a reduction in the share capital of a total amount of Euros 9,943,063.561 by reduction of the par value of the shares from Euros 5.37 to Euros
         3.8317 (to offset past losses of the Company) and on (ii) a reduction in the share capital of a total amount of Euros 24,702,207.64 by reduction of the par value of the shares from Euros 3.8317 to Euro 0.01 by allocation of such amount to a special "premium" account.

5. Subject to certain conditions being met, the Investors desire to participate in an investment in the Company (hereinafter the "INVESTMENT") for an aggregate maximum amount of fifteen million one thousand six hundred eighty-two Euros and fifty-eight (EUR 15,001,682.58). Pursuant to the terms and conditions defined in the investment agreement executed on the date hereof between the Parties and Alain Jolivet (the "INVESTMENT AGREEMENT"), the Investors have agreed to subscribe for an aggregate of 3,858,678 actions a bons de souscription d'actions (the "ABSA SHARES"), to be subscribed for in two installments:

         - subscription by the Investors for an aggregate of 2,858,280 ABSA Shares 1 for a total subscription price of EUR 7,488,693.60 (the "TRANCHE 1 INVESTMENT");

         - depending on the circumstances, either (i) subscription by the Investors for an aggregate of 1,000,398 ABSA Shares 2, for a total subscription price of EUR 7,502,985, or (ii) exercise by the Investors of their Warrants 2004, giving the Investors the right to subscribe for an aggregate of 1,000,398 ABSA Shares 3 (the "TRANCHE 2 INVESTMENT").

6. The Parties have also executed on the date hereof a shareholders' agreement (the "SHAREHOLDERS' AGREEMENT") which shall enter into force on the Closing Date (as defined below).

         Unless otherwise specified, the transactions described above shall be referred to as the "TRANSACTIONS".

7. In consideration of their Investment, the Investors requested the Guarantors to make certain representations and warranties with respect to the Company's activities, assets and liabilities which are set forth in this Agreement. This Agreement shall enter into force on the Closing Date.

8. The purpose of this Agreement is to set forth the terms and conditions of such representations and warranties and indemnification therefor in the case of inaccuracies therein.

NOW, THEREFORE, the Parties hereto agree as follows:

1.       CERTAIN DEFINITIONS

For the purposes of this Agreement, including the above recitals, the following terms shall mean:

"ABSA SHARES"                       has the meaning ascribed to it in the
                                    recitals and shall include, as the context requires, reference to the ABSA Shares 1, the ABSA Shares 2 and/or the ABSA Shares 3;

"ABSA SHARES 1"                     has the meaning ascribed to it in the
                                    Investment Agreement;

"ABSA SHARES 2"                     has the meaning ascribed to it in the
                                    Investment Agreement;

"ABSA SHARES 3"                     has the meaning ascribed to it in the
                                    Investment Agreement;

"AGREEMENT"                         means the present agreement and its
                                    Schedules;

"ALKANZ AGREEMENT"                  has the meaning ascribed to it Section
                                    2.3.4;

"BENEFIT PLANS"                     has the meaning ascribed to it in Section
                                    2.16.2;

"BUSINESS"                          has the meaning ascribed to it in paragraph
                                    2 of the recitals;

"CLAIM"                             has the meaning ascribed to it in Section
                                    3.3;

"CLAIM NOTICE"                      has the meaning ascribed to it in Section
                                    3.3;

"CLOSING DATE"                      means the date on which the ABSA Shares 1
                                    shall be subscribed for and fully paid up by the Investors, in accordance with the Investment Agreement;

"CONTRACTS"                         has the meaning ascribed to it in Section
                                    2.17;

"DAMAGES"                           has the meaning ascribed to it in Section
                                    3.1;

"EMPLOYEES"                         has the meaning ascribed to it in Section
                                    2.16.1;

"EMPLOYEE WARRANTS"                 has the meaning ascribed to it in the
                                    recitals of this Agreement;

"ENCUMBRANCES"                      means any and all pledges, claims,
                                    privileges, liens, mortgages, charges,
                                    community property interests, security
                                    interests, "nantissements", "hypotheques",
                                    "privileges", "suretes", or similar
                                    encumbrances, as well as any "servitudes", or easements, provided, that the term "Encumbrance" shall not include any license;

"FINANCIAL ACCOUNTS"                has the meaning ascribed to it in Section
                                    2.9.1 of this Agreement;

"FULLY DILUTED"                     refers to the capital of the Company, on an
                                    as-if-converted basis, i.e. assuming that all securities giving right to a portion of the capital and/or voting rights of the Company have been exercised, except for the Warrants and the Warrants 2004 (as such terms are defined in the Investment
                                    Agreement) attached to the ABSA shares;

"GOVERNMENTAL AUTHORITY"            means any domestic or foreign court or other
                                    judicial authority or governmental,
                                    regulatory or administrative body,
                                    department, agency, commission, authority or instrumentality;

"GUARANTEE"                         means any obligation or undertaking, which
                                    may be in the form of a written guarantee, letter of comfort or letter of intent relating thereto, contingent or otherwise, of any person, directly or indirectly, (i) to guarantee the indebtedness of any other person, (ii) to indemnify or hold harmless any other person or (iii) to pay money to a third party for the benefit of another person;

"INTELLECTUAL PROPERTY RIGHTS"      has the meaning ascribed to it in Section
                                    2.13;

"INVESTMENT AGREEMENT"              has the meaning described to it in paragraph
                                    5 of the recitals;

"JUDGMENTS"                         means any judgments, orders, injunctions,
                                    writs, decrees, rulings or awards of any court, arbitrator or other Governmental
                                    Authority;

"KNOWLEDGE OF THE GUARANTORS"       means after due inquiry by the Guarantors,
                                    in order to verify the accuracy of the
                                    representations and warranties by the
                                    Guarantors herein, of (i) with Alain
                                    Jolivet, in his capacity as directeur
                                    general of the Company and (ii) each other manager of the Company reasonably likely in view of his/her functions to have knowledge with respect to the subject matter of any particular representation and warranty;

"LAW" means any applicable laws, regulations, directives, statutes and rules of any Governmental Authority;

"MATERIAL ADVERSE EFFECT"           when used with respect to any event,
                                    circumstance, condition, fact, effect, or other matter, shall mean that such event, circumstance, condition, effect or other matter is reasonably likely to have a negative material effect on:

                                    (i)      the current or prospective
                                             business, assets, financial
                                             condition, results or operations of
                                             the Company taken as a whole; or

                                    (ii)     the ability of a Party or of the
                                             Company to fulfill on a timely
                                             basis any material obligation under
                                             this Agreement or to carry out the
                                             Transactions;

                                    but there shall be excluded therefrom any effect resulting from (i) any change after the date of this Agreement in the Law, French Generally Accepted Accounting Principles (French GAAP) or interpretations thereof, or (ii) changes in exchange rates, interest rates or in economic, business or financial market conditions generally;

"NET CASH POSITION"                 means, (i) the sum of the following line
                                    items in the Company's balance sheet:
                                    valeurs mobilieres de placement, creances
                                    (clients et comptes rattaches), creances
                                    (autres creances) et disponibilites, minus
                                    (ii) the total Dettes set forth in the
                                    Company's balance sheet (not including
                                    dettes fiscales et sociales);

"ORGANIZATIONAL DOCUMENTS"          when used with respect to any Person having
                                    legal personality, shall mean its statuts, articles of incorporation, by-laws or similar constitutive document;

"PERMITS"                           means any permits, authorizations,
                                    approvals, registrations and licenses
                                    granted by or obtained from any Governmental
                                    Authority;

"PERSON" means a natural person, company, partnership, economic interest group, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof;

"PREMISES"                          means the premises that the Company uses to
                                    carry on its Business;

"PROCEEDING"                        means any claim, action, suit, dispute or
                                    legal, administrative, arbitration or other alternative dispute resolution proceeding or investigation (whether civil, criminal or administrative);

"REPRESENTATIVE OF THE              means Andre Jolivet, who is appointed by
GUARANTORS"                         each of the Guarantors to act on behalf of
                                    the Guarantors for the exercise of the
                                    Guarantee;

"REPRESENTATIVE OF THE              means AGF PE, who is appointed by each of
INVESTORS"                          the Investors to act on behalf of the
                                    Investors for the exercise of the Guarantee;

"SECOND CLOSING DATE"               means the consummation of the Tranche 2
                                    Investment;

"SHAREHOLDERS' AGREEMENT"           has the meaning ascribed to it in paragraph
                                    6 of the recitals of this Agreement;

"SHARES"                            has the meaning ascribed to in Section
                                    2.3.1;

"ST AGREEMENT"                      has the meaning ascribed to in Section
                                    2.17.1;

"TAX" means taxes, duties, levies, fees, assessments and governmental charges of any kind, whether payable directly or by withholding, including without limitation, income, franchise, property, sales, customs, value added, employment, gains, and social security taxes and charges due to any mandatory scheme (including in respect of pension and retirement contributions, family allowance contributions and all other contributions assessed on salaries), together with any interest, penalties or additions to tax with respect thereto, imposed by any Governmental Authority;

"TRANCHE 1 INVESTMENT"              has the meaning ascribed to it in the
                                    recitals;

"TRANCHE 2 INVESTMENT"              has the meaning ascribed to it in the
                                    recitals;

 "TRANSACTION DOCUMENTS"            means any of the following documents:

                                    -        this Agreement,

                                    -        the Shareholders' Agreement,

                                    -        the Investment Agreement;

"TRANSACTIONS"                      has the meaning ascribed to it in the
                                    recitals;

"WARRANTS"                          has the meaning ascribed to it in the
                                    Investment Agreement;

"WARRANTS 2004"                     has the meaning ascribed to it in the
                                    Investment Agreement.

2.       REPRESENTATIONS AND WARRANTIES

The Guarantors represent and warrant to the Investors that both as of the date hereof and as of the Closing Date (or, only as specifically provided below, as of the Second Closing Date):

2.1      AUTHORIZATION - POWER AND AUTHORITY

2.1.1 The Guarantors have full power and authority to execute and deliver the Transaction Documents.

2.1.2 The execution and delivery of this Agreement and the other Transaction Documents has been, and the implementation by the Company of all actions resulting from the Transaction Documents has been, or prior to the Closing Date will be, duly authorized and approved by all requisite corporate action, except for such actions that are specifically intended by the terms of the Transaction Documents to be approved after the Closing Date.

2.1.3 This Agreement and the other Transactional Documents, when executed and delivered, taking into account the effective date set forth herein and therein, will be valid and binding obligations of the Guarantors in accordance with their terms and will not breach any legal or regulatory provisions nor any Organizational Documents of the Company or of Remote Reward. The execution and delivery of this Agreement and the Transaction Documents do not conflict with and will not result in any default, violation, modification, suspension or termination of any contract or undertaking to which the Guarantors or the Company is a party.

2.2      DUE INCORPORATION AND MANAGEMENT

         The Company is duly and validly incorporated under French Law as a societe anonyme. Its Organizational Documents are in compliance with applicable Law.

         The corporate bodies of the Company were validly appointed and have validly operated, and all decisions by the aforesaid corporate bodies have been made in accordance with applicable Law.

         With the exception of the Shareholders' Agreement, there is no agreement relating to the management of the Company.

         The Company has all requisite corporate power, authorizations and authority to own its properties and assets and to carry on the Business as conducted as of the date hereof.

2.3      THE SHARES

2.3.1 The share capital of the Company prior to the completion of the Tranche 1 Investment, will be of an amount of EUR 64,636.70, consisting of 6,463,670 ordinary shares (the "SHARES"), with a nominal value of EUR
         0.01 per share. All such shares are validly issued, fully paid and, other than as contemplated in the Transaction Documents, free from any Encumbrances. The allocation of the share capital on a Fully Diluted basis (i) as of the date hereof, and (ii) immediately prior to the completion of the Tranche 1 Investment, is described in SCHEDULE 2.3.1. The Shares and the Employee Warrants are the only outstanding interests in the share capital of the Company.

2.3.2 None of the Shares have been issued and, to the Knowledge of the Guarantors, none of the Shares have been transferred, in violation of any pre-emptive or similar rights of any other Person or of any securities law of any jurisdiction applicable to such issuance.

         Since the incorporation of the Company, no interim dividend or other distribution has been declared on the Shares or has been paid or agreed to be paid from the reserves of the Company.

         All Shares give right to one single voting right and to dividends in proportion to the share capital that such shares represent.

         All Shares give right to the same rights and there exist no statutory or extra-statutory provisions relating to double voting rights or to the limitation of the voting right in the shareholders meetings of the Company.

         With the exception of the provisions of the Shareholders' Agreement and except as provided in the current statuts of the Company, the Shares are transferable, subject to no restrictions.

2.3.3 SCHEDULE 2.3.3 sets forth the accurate share capital of the Company on a Fully Diluted basis (i) immediately following subscription for the ABSA Shares 1 in accordance with the terms of the Investment Agreement and (ii) immediately following the Second Closing.

2.3.4 Except for the Employee Warrants, as set forth in the statuts of the Company as of the date hereof, as contemplated in the Transaction Documents and as set forth in the next paragraph, no Person has any outstanding or authorized option, warrant, bond, right, call, commitment, subscription right, conversion right, exchange right, pre-emptive right or other securities or agreements (written or oral, firm or conditional) or any right or privilege (whether by Law, pre-emptive or contractual) that may by its terms be converted into an option, warrant, bond, right, call, commitment, subscription right, conversion right, exchange right, pre-emptive right or other security or agreement pursuant to which (i) the Guarantors and/or the Company is or may be committed to issue, sell, transfer or otherwise dispose of, redeem or acquire any of the Shares or any other interest in the share capital of the Company, other than as contemplated by the Investment Agreement, or (ii) the Company and/or the Guarantors has/have granted, or may be obligated to grant, to any Person other than the Parties, a right to participate in the revenues or profits of the Company.

         Notwithstanding the foregoing, Alkanz Co. Ltd. has been or will be appointed to act as an intermediary for the completion of the Investment pursuant to a Consultancy Agreement among the Company, Alkanz Ltd. and Remote Reward. Pursuant to such agreement, Alkanz Ltd. is entitled to receive (i) a fee payable in cash in an amount of EUR 63,654 upon completion of the First Capital Increase by MWGL and EUR 63,861 upon subscription by MWGL for the ABSA Shares 2, and (ii) 16,197 ordinary shares upon completion of the First Capital Increase and 5,669 ordinary shares upon subscription by MWGL for the ABSA Shares 2 or exercise of the Warrants 2004. The cash portion of the fees shall be paid by the Company and the share portion shall be assumed by Remote Reward by execution of a call option agreement between Alkanz Co. Ltd. and Remote Reward.

2.4      ISSUANCE OF THE ABSA SHARES RESERVED FOR THE INVESTORS

         The ABSA Shares 1 to be issued to the Investors shall, at the Closing Date and, the ABSA Shares 2 or the ABSA Shares 3, as the case may be, shall, at the Second Closing Date, be issued in accordance with the Investment Agreement, free from any Encumbrances, subject to the provisions of the Shareholders' Agreement.

         The ABSA Shares will be validly issued and in particular will not be issued in violation of any preemptive right or similar rights applicable to such issuance.

2.5      BANKRUPTCY

         The Company has not been declared unable to meet its debts as they fall due, been held in default by lenders under any material debt financing, nor been subject to bankruptcy or equivalent proceedings. No administrative receiver or manager has been appointed to manage any of the properties, assets or business of the Company. The Company has not been subject to any proceedings provided for by French Statute n(degree)84-148 dated March 1, 1984 relating to prevention and treatment of companies' difficulties or any similar regulation, and, in particular, the Company is not in a cessation de payment position. No meeting of the board of directors or the shareholders has been convened at which a resolution has been proposed, and no resolution has been passed, for the dissolution or liquidation of the Company or split (scission) of the Company.

2.6      GOING CONCERN (FONDS DE COMMERCE)

         The going concern (fonds de commerce) of the Company is free and clear of all Encumbrances, except for Encumbrances in the ordinary course of business. The Company is not a party to any contract granting to any third party any rights with respect to its fonds de commerce (including location-gerance or societe en participation). The fonds de commerce of the Company has been created, and was not acquired, by the Company.

         Since the incorporation of the Company, there has been no Material Adverse Effect concerning the fonds de commerce of the Company, to the Knowledge of the Guarantors or which the Guarantors should reasonably be expected to have known, which has a significant negative effect on the current value of the Company. It is acknowledged that the reserves by the statutory auditor set forth in the Interim Accounts (as defined below) do not constitute such a Material Adverse Effect.

2.7      INTERESTS IN OTHER PERSONS

         The Company does not own any shareholding, equity interest or voting rights in any company incorporated under the Law of any jurisdiction, and the Company is not a member of any economic interest grouping, partnership, association or unlimited liability legal entity or other entity of any kind, or its equivalent under foreign law, excluding memberships in any professional association and investments in valeurs moblieres de placement (including 7,800 shares of STMicroelectronics).

         The Company does not serve as legal representative, manager or director, or member of a supervisory board and, more generally, does not hold a similar position, in law or in fact, in any company, grouping, partnership, association, unlimited liability legal entity or other entity whether or not a legal entity or its equivalent under foreign law.

2.8      PRODUCTS

         The products provided or sold by or on behalf of the Company comply with applicable Law and to the Knowledge of the Guarantors, do not contain any material defects, (other than ordinary course defects that are customary in the relevant industry or those disclosed in SCHEDULE 2.8), which are reasonably likely to materially negatively affect the conduct of the Business.

         Based on the reports summarized and attached as SCHEDULE 2.8, the Company has reasonably concluded that the products covered thereby have satisfactorily passed the internal tests of the Company, in each case taking into account the relevant stage of development of each such product.

2.9 FINANCIAL ACCOUNTS - CORPORATE AND FINANCIAL RECORDS - ACCOUNTS RECEIVABLE - OFF BALANCE SHEET LIABILITIES

2.9.1 Attached as SCHEDULE 2.9.1(I) are (i) the audited financial accounts of the Company as of December 31, 2002, together with the notes thereto and (ii) the interim unaudited financial accounts of the Company as of July 31, 2003, which were subject to a limited review by the statutory auditor of the Company, together with the notes thereto (the "INTERIM ACCOUNTS") (the Interim Accounts and the December 31, 2002 accounts being collectively referred to as the "FINANCIAL ACCOUNTS").

         The Financial Accounts (i) were prepared in accordance with generally accepted French accounting principles ("FRENCH GAAP") applied on a consistent basis and (ii) are true, complete and accurate and, except as set forth on Schedule 2.9.2(II), present fairly the entirety of the assets and liabilities and the financial position of the Company at the date thereof, subject, in the case of the Interim Accounts, to normal year-end adjustments.

2.9.2 The corporate records, account books, files and other corporate and financial records of the Company have been fully, properly and accurately kept, completed and maintained in accordance with all applicable legal and administrative requirements in all material respects, and do not require any material rectification. All such records are under the exclusive ownership and control of the Company or its outside advisors.

2.9.3 All notes and accounts receivable, payable to, or for the benefit of, the Company reflected in the Financial Accounts are valid, current and collectible in the ordinary course of business in amounts not less than the aggregate amount thereof (net of related reserves reflected in the Financial Accounts) carried on in the books of the Company and, to the Knowledge of the Guarantors, will not to be subject to any counterclaims or set-offs.

2.9.4 Except as reflected in the Interim Accounts, the Company does not have any off-balance sheet liabilities (engagements hors bilan) other than those reflected in the Financial Accounts, and in particular, has not granted any Guarantees (in any form whatsoever, including as a comfort letter), sureties or warranties with regard to the performance of obligations contracted by third parties (including shareholders, corporate officers or members of their staff). The Company has no material contingent liabilities, except current liabilities, which could be reasonably expected to have, either in any individual case or in the aggregate, a Material Adverse Effect.

2.9.5 The Net Cash Position of the Company as of October 31, 2003 is set forth on SCHEDULE 2.9.5.

2.10     TAX MATTERS

2.10.1 The Company has properly and timely filed, or caused to be filed with all appropriate Governmental Authorities, all Tax returns, reports and declarations required by applicable Law, each of which returns, reports and declarations correctly reflects the Tax liabilities and all other information required to be reported therein. All Taxes required to be paid by the Company have been paid in full when due. The Company has not performed any action outside the ordinary course of business which creates or will create a tax liability not recorded in the Financial Accounts.

         Except as set forth on SCHEDULE 2.10.1, there are no audits, investigations or claims pending or threatened in writing relating to Taxes. No deficiencies for any Taxes which remain unpaid have been assessed against the Company.

2.10.2 Except as set forth on SCHEDULE 2.10.2, the Company does not benefit from any favorable Tax treatment depending on undertakings of the Company, which will continue to bind the Company after the Closing Date.

2.11     REAL PROPERTY

2.11.1   The Company may validly use the Premises

         The use of the Premises is in compliance with any material provision of applicable Law with respect to operating the Business.

         The Company does not own any real property.

2.11.2 The terms and conditions of the leases under which the Company leases the Premises are subject to the laws and regulations applicable to commercial leases ("baux commerciaux") (i.e. Articles L.145-1 up to L.145-60 of the French Commercial Code).

2.12     PERSONAL PROPERTY

         The equipment, furniture, fixtures and other items of tangible personal property owned, leased or used by the Company (hereafter the "MACHINERY AND EQUIPMENT") are in good operating condition and repair subject to normal wear and tear and are in the possession and under the control of the Company. Except for office equipment and vehicles subject to ordinary course business leases, the Company owns outright and has good and marketable title, free and clear of any Encumbrance, to such assets and the Company is not in breach or default with respect to any assets leased by them.

         The machinery and equipment are sufficient and adequate to allow the Company to carry on its business as presently conducted.

2.13     INTELLECTUAL PROPERTY

2.13.1 To the Knowledge of the Guarantors, the Company validly owns or has a valid right to use all of the intellectual property rights, including but not limited to patents, trademarks, trade names, processes, software, trade names, domain names, that are necessary for the Company to carry on its Business as currently conducted (the "INTELLECTUAL PROPERTY RIGHTS").

         The Company has taken all measures consistent with industry practice in order to ensure the protection of all Intellectual Property Rights owned by it.

         The Company has not been notified of any claim that has been filed, nor has the Company received any claim or threat of a claim in writing, alleging that the Intellectual Property Rights owned by the Company infringe or conflict with the Intellectual Property Rights of any third party, nor, to the Knowledge of the Guarantors has the Company been notified or received any such claim relating to Intellectual Property Rights which are used, but not owned, by the Company.

         In particular, the Company validly owns all of the Intellectual Property Rights developed by any current and former employees and all current and former consultants and independent contractors of the Company during their employment or in connection with their retention by the Company.

2.13.2 To the Knowledge of the Guarantors, the Intellectual Property Rights owned by the Company do not conflict with any proprietary, public or registered rights of any third party and do not conflict with any other rights of any third party and there are no infringements of such rights by any third party.

2.14     INSURANCE

         The Company maintains valid and non-expired insurance policies against loss, damage and liability with customary and usual provisions. All premiums relating to such insurance have been paid when due. The Company has not committed any act or omission reasonably expected to lead to the termination, rescission or detrimental amendment of any or all of the insurance policies.

         The Company has not received written notice of cancellation of any insurance policy and there is no fact or event, to the Knowledge of the Guarantors, that provides a basis for any such cancellation.

2.15     LITIGATION

         There are no Proceedings pending or, to the Knowledge of the Guarantors, threatened, against the Company or the Founder (that would prevent him from holding his office) and there is no other dispute, to the Knowledge of the Guarantors, which could reasonably be expected to lead to such Proceedings.

2.16     EMPLOYEES

2.16.1 SCHEDULE 2.16.1 sets forth an accurate and complete list of all employees of the Company (collectively, the "EMPLOYEES") as of the date hereof. Such list contains (i) the name of each Employee, (ii) his/her job title and (iii) the current annual compensation paid or payable. The Company has not committed itself, except in the usual course of business or as set forth in Article 7 of the Investment Agreement or in
         Section 2.22(iii) below, to increasing the remuneration and benefits or modifying the employment agreements of the employees.

2.16.2   With the exception of the Employee Warrants, as set forth on SCHEDULE
         2.16.2 or in Section 2.222(iii) below, or as contemplated in Article 7 of the Investment Agreement, there are no severance or other similar contracts and no pensions or retirement benefits, deferred compensation, bonus, profit sharing, stock purchase or stock option schemes, vacation benefits, sickness or disability benefits, company saving plans or employee funds or similar employee benefit plans or arrangements or other forms of incentive compensation or post-retirement insurance benefits or early retirement agreements of the Company (such plans, funds or arrangements, the "BENEFIT PLANS") which provide for any individual or collective terms beyond mandatory applicable statutory or regulatory obligations. The Company complies with all mandatory applicable statutory or regulatory obligations concerning Benefit Plans.

2.16.3 All employment contracts to which the Company is a party or is bound have been entered into under ordinary and customary conditions.

2.16.4 No sum is due to any former employee or any current or former director (including any mandataires sociaux) of the Company in relation to their employment agreement or as consideration of their duties as directors other than rights and expense reimbursements already determined in their amount but not due yet.

2.16.5 The Company is in compliance in all material respects with all applicable legal requirements and agreements (in particular labor and social security regulations, as well as applicable collective bargaining agreements towards employees and ex-employees) relating to employment, employment practices, termination of employment, wages, bonuses and terms and conditions of employment, including employee compensation matters.

2.17     CONTRACTS

2.17.1 All contracts that are material to the Business, to which the Company is a party (the "CONTRACTS") are valid, binding and, to the Knowledge of the Guarantors, enforceable in accordance with their terms and the Company is not in breach of any Contract in such a way as to give rise to any material liability of the Company or to justify the termination of such Contract.

         There is no pending or, to the Knowledge of the Guarantors, any threatened, commercial litigation with the agents, distributors, suppliers, of any nature whatsoever, likely to affect the good performance, the qualification of the Contracts or their renewal.

2.17.2 None of the Contracts entitles the counterparty to terminate, modify or accelerate any obligations or rights under such Contract according to its express terms as a result of the consummation of the Transactions.

         Except for the Cooperation Agreement, dated June 30, 2003, between the Company and ST Microelectronics NV (the relevant provision of such agreement being attached as SCHEDULE 2.17.2), none of the Contracts entitles the counterparty to terminate, modify or accelerate any obligations or rights under the relevant Contract according to its express terms as a result of (i) a change in control of the Company,
         (ii) the modification of the share capital of the Company or (iii) the termination of the employment or office of the Founder in the Company.

         The Company has not received or given written notice that it or any other party is in material default under any Contract. The Company has not renounced any right resulting from any Contract that could have a Material Adverse Effect.

2.17.3 Except as set forth on SCHEDULE 2.17.3, the Company is not a party to any contract providing any non-competition commitment by the Company nor any restriction on the right of the Company to conduct its Business in any specific market or territory.

2.18     COMPLIANCE WITH LAW

         The operations of the Company have been and are conducted in all material respects in compliance with the Permits that are necessary up for the conduct of the Business, with all applicable Law relating to the Business or the Company's assets and with all Judgments applicable to the Company.

         The Company has executed, when necessary and in accordance with applicable Law, all required declarations and notifications to all competent authorities.

2.19     DEBTS

         The Company is not a party and is not bound to any loan agreement, repurchase agreement, mortgage, security agreement, guarantee (except as disclosed in the Interim Accounts) or other document or arrangement relating to the borrowing of money or for lines of credit, not including the advance in the amount of EUR 850,000 to the Company by ANVAR disclosed in Section 2.21 below, which is reimbursable by the Company in whole or in part depending upon the success of the underlying product.

2.20     RELATIONSHIPS BETWEEN THE COMPANY AND THE SHAREHOLDERS

         No shareholder of the Company directly or indirectly has any indebtedness to the Company for borrowed money, nor does the Company have any indebtedness to any shareholder of the Company for borrowed money. No shareholder owns, in whole or in part, any asset, of any nature whatsoever, necessary for the Company to carry on its Business. No shareholder has granted a guarantee of any nature whatsoever to the Company or is the beneficiary of a guarantee of any nature whatsoever granted by the Company. The Guarantors have not made any shareholder loan (compte courant) to the Company which has not been repaid in full.

         The contracts entered into by the Company which fall into the scope of Article L.225-38 of the French Commercial Code have been validly authorized or ratified by the competent corporate bodies of the Company.

         All transactions between the Company, on the one hand, and the Guarantors, on the other hand, were achieved on prices, terms and conditions which were no less favorable to the Company than would be negotiated in an arm's-length transaction with independent third parties other than the Company.

2.21     SUBSIDIES

         Except as set forth on SCHEDULE 2.21, the Company does not currently benefit from any subsidy, aid, Tax break, grant program, loan at a preferential rate, special contract or lease or similar benefit made available to the Company by a Governmental Authority.

2.22     EVENTS THAT OCCURRED SINCE JULY 31, 2003

         Since July 31, 2003:

         (i) There has been no Material Adverse Effect specific to the Company and the Business.

         (ii) There has been no significant increase in the expenses or commitments of the Company, except in the ordinary course of business or as contemplated or disclosed herein.

         (iii) Except as set forth on SCHEDULE 2.22(iii) or as contemplated in Article 7 of the Investment Agreement (x) the Company has not hired or given notice of termination of employment to any employee or manager (mandataire social) of the Company and no employee or manager has resigned from his or her position and
                  (y) there has not been any substantial change in the employment agreement or in the conditions applicable to any employee or manager of the Company.

         (iv) The Company has not executed any distribution agreement or sales agent contract; provided, that the Company is in the process of negotiating and may execute prior to the Closing Date certain sales representative or distributor agreements as set forth on SCHEDULE 2.22(iv).

         (v) Except as contemplated in the Transaction Documents, the Company has not made, agreed to make or entered into any:

                  -        investment for an amount exceeding 200,000 Euros;

                  -        transfer of assets for an amount exceeding 100,000
                           Euros;

                  - issuance of any security or undertaking to issue any security of the Company;

                  - pledge or guarantee granted by the Company on any of its assets;

                  - substantial change to any Contract to which the Company is a party (except that it has been orally agreed with the non-exclusive sales representative of the Company in Korea that such sales representative may market to Samsung Mobile at a reduced commission (2% instead of 4% for other accounts));

                  - termination of any agreement with any significant customer or supplier of the Company.

2.23     DUE INQUIRY

         The representations and warranties contained in this Agreement do not contain any untrue, inaccurate or incomplete statement of a material fact or omit to state any material fact necessary in order to make any such representations or warranties not misleading. In particular, the Guarantors have made due inquiry, in order to verify the accuracy of the representations and warranties by the Guarantors set forth herein, of (i) Alain Jolivet, in his capacity as directeur general of the Company, and (ii) each other manager of the Company reasonably likely in view of his or her functions to have knowledge with respect to the subject matter of any particular representation and warranty.

3.       INDEMNIFICATION BY THE GUARANTORS

3.1      SCOPE OF THE GUARANTEE

         From and after the Closing Date and subject to the provisions of this Article, the Guarantors, acting jointly and severally (solidairement et conjointement), undertake to indemnify the Investors in respect of any of the following ("DAMAGE" or "DAMAGES"):

         (i) any liability or loss incurred or sustained by the Company which should have been, but which was not, accounted for (or, if accounted for, which was insufficiently accounted for) in the Financial Accounts, and which was not subject to any reserve (or, if subject to a reserve, was subject to an insufficient reserve), in the Financial Accounts, in each case to the extent the origin or cause is found in, or which otherwise results from, an event that occurred or a circumstance that existed prior to the Closing Date, excluding any liability or loss that was incurred or sustained by the Company in the ordinary course (including in connection with the transactions contemplated in the Transaction Documents);

         (ii) any claim, liability, loss, expense (including legal and accounting expense) or damages incurred or sustained by the Company, relating to or arising out of any inaccuracy in any representation or warranty contained in this Agreement and relating to any event occurring or any condition existing at or prior to the Closing Date; and

         (iii) any amounts required to be paid by the Company as a result of in in relation to the tax audit disclosed on SCHEDULE 2.10.1.

         provided, that in no event shall the Guarantors be deemed to provide any guarantee whatsoever with respect to the amount of tax loss carryforwards included in the Financial Accounts.

         With respect to any Damage, the Guarantors shall pay to each Investor a percentage of such Damage equal to the percentage ownership of such Investor in the capital of the Company as set forth opposite such Investor's name on SCHEDULE 3.1 hereto.

         As an exception to the above, the Guarantors, acting jointly and severally, undertake to pay to the Investors 100% of the amount of any Damage imposed upon or incurred by the Investors, relating to or arising out of, directly or indirectly, any inaccuracy or breach of the representation and warranty contained in Section 2.4 of this Agreement.

3.2      OBLIGATION TO INFORM

         From the effective date of this Agreement until the expiration of the Claims Period, the Representative of the Guarantors shall notify the Representative of the Investors of any information or event which is reasonably likely to result in any Damage, within thirty (30) days following actual Knowledge by any Guarantor of such information. The Representative of the Guarantors shall send in a timely manner to the Representative of the Investors a copy of all documents relating to the potential exercise of this guarantee, and shall transmit to the Representative of the Investors upon their first request all additional information or documents requested by the Representative of the Investors. Provided, that the failure of the Representative of the Guarantors to comply with this provision shall not increase the rights of the Investors hereunder to any indemnification except insofar as such failure shall itself increase the amount of Damages otherwise existing.

3.3      CLAIM NOTICE

         The Representative of the Investors shall deliver to the Representative of the Guarantors a notice setting forth any claim for indemnification (a "CLAIM NOTICE"), including but not limited to any claim by any third party or any litigation or pre-litigation procedure, likely to reasonably entail the exercise of this Guarantee (a "CLAIM"). The Claim Notice shall also set forth a description, in reasonable detail, of the events justifying, in the bone fide opinion of the Investors, the exercise of the Guarantee.

         Failing any answer from the Representative of the Guarantors or any Guarantor within sixty (60) days as from the receipt of the Claim Notice, the corresponding indemnification shall be deemed accepted by the Guarantors.

3.4      ASSESSMENT OF THE AMOUNT OF INDEMNIFICATION TO BE PAID TO THE INVESTORS

         The Guarantors shall be jointly and severally liable for the payment to the Investors of any amount of indemnification due in compliance with the terms of this Guarantee. As between the Guarantors, the final liability of each of the Guarantors for the payment of such amount shall be in proportion to their shareholdings in the Company as of the date of receipt of the corresponding Claim Notice. Without limiting the joint and several nature of the liability of the Guarantors hereunder, the Investors shall not seek from any Guarantor the portion of indemnification due by the other Guarantor unless and until such other Guarantor shall have failed to make timely payment of such indemnification due hereunder in accordance with Section 3.8 hereof.

         The Investors shall not be entitled to make a claim for indemnification other than for the payment of the amount equal to interests and penalties for late payment relating to any tax reassessment resulting in a mere transfer of income or charges from one fiscal year to another, and which does not generate any additional tax burden for the Company in relation to that which it would have borne in the absence of such reassessments.

         The amount of Damage shall be calculated after deduction of:

         - the reintegration of the amount after Tax of any reserve or provision, which has its origin, cause or source in the Damage in question;

         - any insurance proceeds or other contribution that the Company has received as of the date of assessment of the Damage with respect thereto;

         - or any other benefit to the Company that directly offsets such Damage (except for any immediate or potential Tax benefit).

3.5      DURATION OF THE GUARANTEE

         The representations and warranties of the Parties hereto shall survive the Closing Date and shall remain in full force and effect for a period of eighteen months after the Closing Date; provided, however, the representations and warranties related to Taxes to which the Company is or may become liable shall survive until the expiration of the statute of limitations applicable thereto, increased by three months. The Representative of the Investors must provide written notification, with a reasonable description, of all Claims, even if the amount of the corresponding Damage is not yet final, to the Representative of the Guarantors on or before the expiration of the survival period relevant to such claim (the "CLAIMS PERIOD").

         The Guarantors shall remain liable after expiration of the Claims Period indicated above for any Damage resulting from or related to any Claim which has been validly notified by the Investors (even if the amount of such Damage is not yet final when claimed) prior to the expiration of the Claims Period.

         With respect to any claim for indemnification hereunder relating to or arising from any fact that is reasonably foreseeable to result in any basis for a claim for indemnification hereunder, of which the directeur general of the Company had actual knowledge prior to the expiration of the Claims Periods but which was not disclosed to the Investors prior to the expiration of the Claims Period, the Claims Period shall be extended to the earlier of (i) 30 days after the date on which any Investor shall be notified of such fact or (ii) September 30, 2006.

3.6      TRIGGERING THRESHOLD

         No indemnification shall be due unless the aggregate amount of Damages (excluding Damages contemplated in Section 3.1(iii) above) exceeds EUR 200,000. If such condition is met, the Investors shall be indemnified as from the first Euro of Damages.

3.7      CEILING

         The aggregate amount of indemnification that may be paid to the Investors under this Agreement shall not exceed two thirds of the aggregate amount invested by the Investors in accordance with the Investment Agreement (i.e., EUR 5,000,000 (in the event the ABSA Shares 2 are not subscribed for) or EUR 10,000,000 (in the event the ABSA Shares 2 are subscribed for)).

         The limitations sets forth above in Sections 3.6 and 3.7 shall not apply to any Damage resulting from any fraudulent act or omission by any Guarantor.

3.8      PAYMENT

         Any amount owed to the Investors by the Guarantors under this Article 3 shall be paid to the Investors within seventy (70) days after the receipt by the Guarantors of the Claim Notice in the event the Guarantors agree with the amount owed to the Investors as set forth in the Claim Notice or do not timely respond to the Claim Notice as set forth above.

         In case of dispute between the Investors and the Guarantors with respect to the amount owed to the Investors set forth in the Claim Notice, any amount owed to the Investors by the Guarantors under this
         Article 3 shall be paid to the Investors within forty (40) days after the final agreement between the Investors and the Guarantors on such amount or, failing any such agreement, within forty (40) days after an enforceable non-appealable decision of a court in accordance with
         Section 4.1.

3.9      GUARANTEE OF THE GUARANTEE

         The payment by the Guarantors under this Agreement are guaranteed by pledge agreements (comptes d'instruments financiers) to be executed on the Closing Date between the Investors and each Guarantor, pursuant to which each of the Guarantors pledges 75 % of all the Shares it owns as of the Closing Date as described on SCHEDULE 2.3.1 in favor of the Investors as a guarantee of their indemnification obligations under this Agreement; provided, that (i) such pledge may be exercised only to the extent any Guarantor shall not have made timely payment, as provided in Section 3.8, of any indemnification due hereunder and (ii) in the event such pledge is exercised, the value of the Shares shall be determined as of the date of the related Claim Notice by agreement by the Parties or, failing such agreement, in accordance with the valuation procedure set forth in Section 4.2(d) of the Shareholders' Agreement.

4.       MISCELLANEOUS

4.1      LAW - JURISDICTION

         This Agreement shall be governed by and construed in accordance with French law.

         Any dispute arising out of or relating to this Agreement shall be submitted to the Commercial Court of Paris (Tribunal de Commerce de Paris), to which the Parties hereby irrevocably agree.

4.2      MODIFICATION OF THE AGREEMENT

         No modification to the Agreement shall be effective unless contained in a writing signed by a duly authorized representative of each of the Parties.

4.3      NOTICE BETWEEN THE PARTIES

         Any notice, request, formal notice or other communication pursuant to the provisions of this Agreement ("NOTICE") shall be made in writing to the addresses set forth below and shall be deemed to have been properly served: (i) on the date of delivery, in the case of delivery by hand to the Party on which notice must be served; (ii) for all Parties other than the Founder, on the date of transmission, in the case of transmission by fax, followed by telephone confirmation of receipt immediately following completion of the transmission; or (iii) on the third day following pre-paid delivery by a recognized express international courier service (e.g., DHL). The address for Notice to the Founder shall be the residential addresses set forth on page 1 of this Agreement. Any Party may change its address for purposes of this
         Section 4.3 by sending the other Parties a written notice of its new address in the manner provided above.

         Party:            AGF Innovation 3, AGF Innovation 4 or AGF Innovation
                           5, notice shall be sent to AGF PE at the following
                           address:
         Address:          11, rue Scribe, BP 293
                           75425 Paris CEDEX 09
                           Attention: Guillaume Lautour/Benoist Grossmann
         Tel:              01 58 18 56 56
         Fax:              01 42 65 56 81

         Party:            Mighty Wealth Group Limited
         Address:          Unit B3, 22/F, Unimix Ind. Centre, 2 Ng Fong Street,
                           San Po Kong, Kowloon, Hong Kong
                           Attention: Tony Cheung
         Tel:              852-2649-3739
         Fax:              852-2648-8806

         Party:            Nam Tai Electronics, Inc.
         Address:          c/o Nam Tai Group Management Ltd.
                           15/F., China Merchants Tower,
                           Shun Tak Centre,
                           168-200 Connaught Road Central
                           Hong Kong
                           Attention: Joseph Li

         Tel:              (852) 2263 1218
         Fax:              (852) 2263 1223

         Party:            REMOTE REWARD
         Address:          4 ter, rue de l'Ouest, 92100 Boulogne
                           Attn: President (Andre Jolivet)
         Tel:              01.41.10.29.10
         Fax:              01.41.10.29.28

4.5      NO WAIVER

         The failure to partially or totally exercise any right whatsoever resulting from the provisions of the Agreement shall not be deemed a waiver of this right or any other right arising from the Agreement for the future.

4.6      ENTIRE AGREEMENT

         This Agreement, with its schedules, sets forth the entire agreement of the Parties with respect to the business referred to herein. Those documents shall prevail over any negotiations, discussions, communications, understandings or prior agreements between the Parties relating to the subject matter of this Agreement and over any earlier drafts of this Agreement which are all subsumed in these documents.

4.7      SUPPLEMENTARY AGREEMENTS; WAIVERS

         No supplementary agreement or amendment to this Agreement shall be valid unless memorialized by a writing signed by the Parties hereto.

         Waiver by a Party of any condition or waiver of enforcement of a breach of any provision, term or covenant contained in this Agreement at one or more times shall not be considered or construed as a recurring or continuing waiver of that condition or of the right to enforce a breach of any other provision, term or covenant of this Agreement.

4.8      SUCCESSORS, HEIRS AND ASSIGNS; THIRD-PARTY BENEFICIARIES

         This Agreement shall inure to the benefit of and be binding on the Parties and their respective successors, heirs and assigns, regardless of whether they are minors or otherwise under a disability, provided, however, that unless otherwise expressly provided for herein, no Party may assign or delegate any of the obligations created under this Agreement without the prior written consent of the other Parties.

         As an exception to the above, in case of transfer of the ABSA Shares by the Investors in accordance with Section 4 of the Shareholders' Agreement, the Investors may transfer the benefit of this Agreement to the transferee of such ABSA Shares without the prior written consent of the Guarantors.

4.9      GENERAL COVENANT

         The Parties hereto shall sign and deliver all documents, provide all information and take or prevent the taking of all reasonable and lawful measures that may be necessary or appropriate to achievement of the purpose of the objects of this Agreement.

4.10     SEVERABILITY

         This Agreement shall be deemed severable and the fact that any term or provision hereof may be invalid or impossible to perform shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. In addition, the Parties shall replace any invalid or unenforceable term or provision hereof with a valid and enforceable provision as similar as possible to the invalid or unenforceable provision.

4.11     HEADINGS, CONSTRUCTION

         The headings in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

4.12     CONFIDENTIALITY

         The Parties undertake to keep this Agreement strictly confidential. No Party shall disclose or permit the disclosure of the existence or of all or any part of this Agreement to third parties except:

         -        with the prior consent of the other Parties,

         - in the case of litigation between the Parties, in which event, only information strictly necessary for the defense of each party may be disclosed,

         - if the disclosure of certain information is requested by any competent authorities by law or regulation, including any regulatory authorities,

         -        to the Parties' legal counsel.

4.13     DISCLOSURE

         Any item disclosed on any schedule or with respect to any representation and warranty set forth herein shall be deemed to be disclosed with respect to all representations and warranties where such deemed disclosure is reasonable. Without limiting the foregoing, the description of the disclosure of the Alkanz Contract, including the cash payable and the shares of the Company to be transferred in accordance with the terms of such contract, shall be deemed to be disclosed to the Investors in respect of each relevant representation and warranty.

IN WITNESS THEREOF, the Parties have entered into this Agreement on November 27, 2003, in eight (8) original counterparts.

Mighty Wealth Group Limited                 REMOTE REWARD

By:  /s/ Tony Cheung                        By: /s/ Andre Jolivet
     --------------------------                 ----------------------------
Name: Tony Cheung                           Name:  Mr. Andre Jolivet

Nam Tai Electronics, Inc.

By: /s/ Joseph Li
    ---------------------------             ---------------------------------
Name: Joseph Li                             Mr. Andre Jolivet

AGF Innovation 3                            AGF Innovation 4

By: AGF Private Equity                      By : AGF Private Equity

By: /s/ Guillaume Lautour                   By : /s/ Guillaume Lautour
    ----------------------------                 -----------------------------
Name: Guillaume Lautour                     Name : Guillaume Lautour

AGF Innovation 5

By : AGF Private Equity

By: /s/ Guillaume Lautour
    ----------------------------
Name: Guillaume Lautour

                                LIST OF SCHEDULES

SCHEDULE 2.3.1: Allocation of the share capital on a Fully Diluted basis (i) as of the date of signature and (ii) prior to the completion of the Tranche 1 Investment

SCHEDULE 2.3.3: Allocation of the share capital on a Fully Diluted basis of the Company (i) after subscription of the ABSA Shares 1 and (ii) after the Second Closing

SCHEDULE 2.8               Reports regarding product testing

SCHEDULE 2.9.1(i): Audited financial accounts of the Company as of December 31, 2002 and interim unaudited financial accounts as of July 31, 2003

SCHEDULE 2.9.1(ii)         Exception to financials statement representation.

SCHEDULE 2.9.5             Net Cash Position of the Company as of October 31,
                           2003

SCHEDULE 2.10.1            Tax audit

SCHEDULE 2.10.2            Description of favorable Tax treatment

SCHEDULE 2.16.1: List of all employees of the Company as of date of execution, including name, title and current annual compensation

SCHEDULE 2.16.2 List of all Benefit Plans in excess of statutory minimums

SCHEDULE 2.17.2            Change of Control provision of the ST Agreement

SCHEDULE 2.17.3 List of all Contracts including non-compete commitment or otherwise restricting the right of the Company to do business in any specific territory

SCHEDULE 2.21 List of subsidies, tax breaks, aids, loan at preferential rate, etc.

SCHEDULE 2.22(iii) Description of new hires, terminations and changes in conditions of employment.

SCHEDULE 2.22(iv) List of sales representative or distributor contracts under negotiation.

SCHEDULE 3.1 Percentage of Damages to be indemnified for each Investor